EXHIBIT 1



                        AGREEMENT AND PLAN OF MERGER


                                BY AND AMONG


                            UNITRODE CORPORATION


                           MERRIMACK CORPORATION


                                    AND


                      BENCHMARQ MICROELECTRONICS, INC.


                              MARCH 2, 1998




                             TABLE OF CONTENTS
                                                                       Page



 ARTICLE I


      DEFINITIONS
      Section 1.1    Rules of Construction  . . . . . . . . . . . . . . . 2
      Section 1.2    Defined Terms. . . . . . . . . . . . . . . . . . . . 2


 ARTICLE II


      TERMS OF MERGER
      Section 2.1    Statutory Merger  . . . . . . . . . . . . . . . . . 12
      Section 2.2    Effective Time  . . . . . . . . . . . . . . . . . . 13
      Section 2.3    Effect of the Merger  . . . . . . . . . . . . . . . 13
      Section 2.4    Certificate of Incorporation; Bylaws. . . . . . . . 13
      Section 2.5    Directors and Officers  . . . . . . . . . . . . . . 13


 ARTICLE III


      CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
      Section 3.1    Merger Consideration; Conversion and
                       Cancellation of Securities . . . . . . . . . . .  13
      Section 3.2    Adjustments to the Exchange Ratio. . . . . . . . .  14
      Section 3.3    Exchange of Certificates . . . . . . . . . . . . .  14
      Section 3.4    Closing. . . . . . . . . . . . . . . . . . . . . .  17
      Section 3.5    Stock Transfer Books . . . . . . . . . . . . . . .  17
      Section 3.6    No Fractional Shares . . . . . . . . . . . . . . .  17


 ARTICLE IV


      REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Section 4.1    Organization and Qualification; Subsidiaries . . .  18
      Section 4.2    Certificate of Incorporation; Bylaws . . . . . . .  18
      Section 4.3    Capitalization . . . . . . . . . . . . . . . . . .  18
      Section 4.4    Authorization of Agreement . . . . . . . . . . . .  20
      Section 4.5    Approvals. . . . . . . . . . . . . . . . . . . . .  20
      Section 4.6    No Violation . . . . . . . . . . . . . . . . . . .  20
      Section 4.7    Reports. . . . . . . . . . . . . . . . . . . . . .  21
      Section 4.8    No Material Adverse Effect; Conduct. . . . . . . .  22
      Section 4.9    Title to Properties. . . . . . . . . . . . . . . .  22
      Section 4.10   Certain Obligations  . . . . . . . . . . . . . . .  23
      Section 4.11   Permits; Compliance  . . . . . . . . . . . . . . .  23
      Section 4.12   Litigation; Compliance with Laws . . . . . . . . .  23
      Section 4.13   Information in Disclosure Documents and
                       Registration Statement . . . . . . . . . . . . .  23
      Section 4.14   Employee Plans; Collective Bargaining
                       Agreements . . . . . . . . . . . . . . . . . . .  24
      Section 4.15   Taxes. . . . . . . . . . . . . . . . . . . . . . .  28
      Section 4.16   Environmental Matters. . . . . . . . . . . . . . .  29
      Section 4.17   Intellectual Propert . . . . . . . . . . . . . . .  29
      Section 4.18   Insurance. . . . . . . . . . . . . . . . . . . . .  30
      Section 4.19   Pooling; Tax Matters . . . . . . . . . . . . . . .  30
      Section 4.20   Affiliates . . . . . . . . . . . . . . . . . . . .  30
      Section 4.21   Brokers. . . . . . . . . . . . . . . . . . . . . .  30
      Section 4.22   Opinion of Financial Advisor . . . . . . . . . . .  30


 ARTICLE V


      REPRESENTATIONS AND WARRANTIES OF ACQUIROR
      Section 5.1    Organization and Qualification; Subsidiaries . . .  31


      Section 5.2    Articles of Incorporation; Bylaws. . . . . . . . .  31
      Section 5.3    Capitalization . . . . . . . . . . . . . . . . . .  31
      Section 5.4    Authorization of Agreement . . . . . . . . . . . .  32
      Section 5.5    Approvals. . . . . . . . . . . . . . . . . . . . .  33
      Section 5.6    No Violation . . . . . . . . . . . . . . . . . . .  33
      Section 5.7    Reports. . . . . . . . . . . . . . . . . . . . . .  34
      Section 5.8    No Material Adverse Effect; Conduct. . . . . . . .  34
      Section 5.9    Litigation; Compliance with Laws . . . . . . . . .  35
      Section 5.10   Information in Disclosure Documents and
                       Registration Statement.  . . . . . . . . . . . .  35
      Section 5.11   Pooling; Tax Matters . . . . . . . . . . . . . . .  35
      Section 5.12   Affiliates . . . . . . . . . . . . . . . . . . . .  36
      Section 5.13   Brokers. . . . . . . . . . . . . . . . . . . . . .  36
      Section 5.14   Opinion of Financial Advisor . . . . . . . . . . .  36
      Section 5.15   Operations of Newco. . . . . . . . . . . . . . . .  36
      Section 5.16   Proposal to Acquire the Acquiror . . . . . . . . .  36


 ARTICLE VI


      COVENANTS
      Section 6.1    Affirmative Covenants. . . . . . . . . . . . . . .  36
      Section 6.2    Negative Covenants . . . . . . . . . . . . . . . .  37
      Section 6.3    No Solicitation. . . . . . . . . . . . . . . . . .  42
      Section 6.4    Access and Information . . . . . . . . . . . . . .  42


 ARTICLE VII


      ADDITIONAL AGREEMENTS
      Section 7.1    Meeting of Stockholders. . . . . . . . . . . . . .  43
      Section 7.2    Registration Statement; Proxy Statements . . . . .  44
      Section 7.3    Appropriate Action; Consents; Filings. . . . . . .  45
      Section 7.4    Affiliates; Pooling; Tax Treatment . . . . . . . .  47
      Section 7.5    Public Announcements . . . . . . . . . . . . . . .  47
      Section 7.6    Stock Exchange Listing . . . . . . . . . . . . . .  47
      Section 7.7    Employee Benefit Plans . . . . . . . . . . . . . .  48
      Section 7.8    Indemnification of Directors and Officers. . . . .  48
      Section 7.9    Newco. . . . . . . . . . . . . . . . . . . . . . .  50
      Section 7.10   Event Notices. . . . . . . . . . . . . . . . . . .  50
      Section 7.11   Assumption of Obligations to Issue Stock . . . . .  50
      Section 7.12   Real Estate Transfer Tax Returns . . . . . . . . .  51
      Section 7.13   Acquiror's Board of Directors and Officers . . . .  51


 ARTICLE VIII


      CLOSING CONDITIONS
      Section 8.1    Conditions to Obligations of Each Party
                       Under This Agreement . . . . . . . . . . . . . .  52
      Section 8.2    Additional Conditions to Obligations of
                       the Acquiror Companies . . . . . . . . . . . . .  53
      Section 8.3    Additional Conditions to Obligations of
                       the Company. . . . . . . . . . . . . . . . . . .  53


 ARTICLE IX


      TERMINATION, AMENDMENT AND WAIVER
      Section 9.1    Termination. . . . . . . . . . . . . . . . . . . .  54
      Section 9.2    Effect of Termination. . . . . . . . . . . . . . .  56
      Section 9.3    Amendment. . . . . . . . . . . . . . . . . . . . .  57
      Section 9.4    Waiver . . . . . . . . . . . . . . . . . . . . . .  57
      Section 9.5    Expenses . . . . . . . . . . . . . . . . . . . . .  57




 ARTICLE X


      GENERAL PROVISIONS
      Section 10.1   Effectiveness of Representations, Warranties
                       and Agreements . . . . . . . . . . . . . . . . .  57
      Section 10.2   Notices. . . . . . . . . . . . . . . . . . . . . .  58
      Section 10.3   Headings . . . . . . . . . . . . . . . . . . . . .  59
      Section 10.4   Severability . . . . . . . . . . . . . . . . . . .  59
      Section 10.5   Entire Agreement . . . . . . . . . . . . . . . . .  59
      Section 10.6   Assignment . . . . . . . . . . . . . . . . . . . .  59
      Section 10.7   Parties in Interest  . . . . . . . . . . . . . . .  59
      Section 10.8   Failure or Indulgence Not Waiver; Remedies
                       Cumulative . . . . . . . . . . . . . . . . . . .  60
      Section 10.9   Governing Law. . . . . . . . . . . . . . . . . . .  60
      Section 10.10  Counterparts . . . . . . . . . . . . . . . . . . .  60



















































                                  ANNEXES

 Annex A   Form of Voting Agreement
 Annex B   Stock Option Agreement
 Annex C   Affiliate's Agreement (BENCHMARQ Affiliates)
 Annex D   Affiliate's Agreement (Unitrode Affiliates)






























































                        AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER, dated as of March 2, 1998 is by and among Unitrode Corporation, a Maryland corporation (the "Acquiror"), Merrimack Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Newco"), and BENCHMARQ Microelectronics, Inc., a Delaware corporation (the "Company"). The Acquiror and Newco are sometimes referred to herein as the "Acquiror Companies."

                                 RECITALS:

      The Board of Directors of the Company has determined that the business combination to be effected by means of the Merger (as defined herein) is consistent with and in furtherance of the long-term strategic interests of the Company and is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement (as defined herein) and recommends approval and adoption of this Agreement by the stockholders of the Company.

      The Board of Directors of the Acquiror has determined that the business combination to be effected by means of the Merger is consistent with and in furtherance of the long-term strategic interests of the Acquiror and in the best interests of, the Acquiror and its stockholders and has approved this Agreement and recommends approval by the stockholders of the Acquiror of the issuance of shares of the common stock, $.01 par value, of the Acquiror (the "Acquiror Common Stock") contemplated by the Merger.

      The Board of Directors of Newco has determined that the business combination to be effected by means of the Merger is advisable, and in the best interests of, Newco and its stockholder and has approved and adopted this Agreement. The stockholder of Newco has approved and adopted this Agreement.

      Concurrently with the execution and delivery of this Agreement, as an essential condition and inducement to the willingness of the Acquiror and Newco to enter into this Agreement, certain holders of common stock, par value $.001 per share, of the Company ("Company Common Stock") have each entered into a Voting Agreement (the "Voting Agreement") in the form attached as Annex A dated as of the date hereof pursuant to which such holders have agreed to vote their shares of Company Common Stock in the manner set forth therein.

      Concurrently with the execution and delivery of this Agreement, as an essential condition and inducement to the willingness of the Acquiror and Newco to enter into this Agreement, the Company has entered into a Stock Option Agreement (the "Option Agreement") in the form attached hereto as Annex B dated as of the date hereof granting the Acquiror an irrevocable option to purchase up to 955,158 shares of the Company Common Stock on the terms and subject to the conditions set forth therein.

      Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Newco will merge with and into the Company (the "Merger") and the Company will continue as the surviving corporation (the "Surviving Corporation").

      For U.S. federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of the provisions of
 Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368(a) of the Code.

      The Merger is intended to be treated as a "pooling of interests" for accounting purposes.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby the parties hereto agree as follows:


                                 ARTICLE I

                                DEFINITIONS

      Section 1.1 Rules of Construction. Unless the context otherwise requires, as used in this Agreement: (a) a term has the meaning ascribed to it; (b) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP as in effect from time to time; (c) "or" is not exclusive unless the context requires otherwise; and (d) "including" means "including without limitation".

      Section 1.2 Defined Terms. For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this
 Section 1.2 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined).

      "Acquiror Rights" will mean rights to purchase shares of the preferred stock of the Acquiror pursuant to that certain Rights Agreement, between Acquiror and The First National Bank of Boston dated as of May 2, 1990, and as amended as of April 30, 1993.

      "Acquiror Stock Options" will mean stock options granted pursuant to the 1983 Stock Option Plan, the Amended and Restated 1986 Non-Employee Director Option Plan and the 1992 Employee Stock Option Plan, as amended.

      "Acquiror's Audited Consolidated Financial Statements" will mean the consolidated balance sheets of the Acquiror and its Subsidiaries and the related consolidated statements of income, stockholders equity and cash flows, together with the notes thereto, all as audited by Coopers & Lybrand L.L.P., independent accountants, under their report with respect thereto dated February 27, 1997 and included in the Acquiror's Annual Report on Form 10-K for the year ended January 31, 1997 filed with the Commission.

      "Acquiror's Consolidated Balance Sheet" will mean the consolidated balance sheet of the Acquiror as of January 31, 1997, included in the Acquiror's Audited Consolidated Financial Statements.

      "Acquiror's Consolidated Financial Statements" will mean the Acquiror's Audited Consolidated Financial Statements and the Acquiror's Unaudited Consolidated Financial Statements.

      "Acquiror's Disclosure Letter" will mean a letter of even date herewith delivered by the Acquiror to the Company with the execution of the Agreement, which, among other things, will identify exceptions to the Acquiror's representations and warranties contained in Article V by specific section and subsection references.

      "Acquiror's Stockholders' Meeting" shall have the meaning ascribed to such term in Subsection 7.1(b) hereof.

      "Acquiror's Unaudited Consolidated Financial Statements" will mean the unaudited consolidated balance sheet of the Acquiror and its Subsidiaries as of November 1, 1997 and the related consolidated statements of income, stockholders equity and cash flows for the fiscal quarters ended October 31, 1996 and November 1, 1997, together with the notes thereto, included in the Acquiror's Quarterly Report on Form 10-Q for the quarter ended November 1, 1997 filed with the Commission.

      "Acquisition Proposal" will mean any offer, proposal or indication of interest (other than by or with the Acquiror or any of its Subsidiaries):

      (a) by any Person to commence (as such term is defined in Rule 14d-2 under the Exchange Act), or file a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, such Person would own or control more than 15% of the then outstanding Company Common Stock; or

      (b) relating to (A) a merger, reorganization, consolidation, share exchange or other business combination or similar transaction involving the Company or any of its Significant Subsidiaries, (B) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the Company or its Subsidiaries representing 15% or more of the consolidated assets of the Company, directly or indirectly, in one or a series of transactions other than in the ordinary course of business; (C) an issuance, sale or other acquisition or disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company or any of its Significant Subsidiaries, directly or indirectly, in one or a series of transactions or
 (D) a transaction in which any Person shall or would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or would own or has or would have the right to acquire beneficial ownership, of 15% or more of the outstanding Company Common Stock.

      "Acquiror Acquisition Proposal" will mean any offer, proposal or indication of interest (other than by or with the Company or any of its Subsidiaries):

      (a) by any Person to commence (as such term is defined in Rule 14d-2 under the Exchange Act), or file a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Acquiror Common Stock such that, upon consummation of such offer, such Person would own or control more than 15% of the then outstanding Acquiror Common Stock; or

      (b) relating to (A) a merger, reorganization, consolidation, share exchange or other business combination or similar transaction involving the Acquiror or any of its Significant Subsidiaries, (B) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the Acquiror or its Subsidiaries representing 15% or more of the consolidated assets of the Acquiror, directly or indirectly, in one or a series of transactions other than in the ordinary course of business; (C) an issuance, sale or other acquisition or disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Acquiror or any of its Significant Subsidiaries, directly or indirectly, in one or a series of transactions or


 (D) a transaction in which any person shall or would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or would own or has or would have the right to acquire beneficial ownership, of 15% or more of the outstanding Acquiror Common Stock.

      "Affiliate" will, with respect to any Person, mean any other Person that controls, is controlled by or is under common control with the former.

      "Agreement" will mean this Agreement and Plan of Merger made and entered into as of March 2, 1998 among Acquiror, Newco and the Company, including any amendments hereto and each Annex hereto.

      "Benefit Arrangement" will mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, restricted stock, phantom stock, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, administered, contributed to or required to be contributed to, as the case may be, by a specified Person, and (iii) covers any employee or former employee of such Person.

      "Benefit Continuation Period" will have the meaning ascribed to such term in Subsection 7.7(b) hereof.

      "Business Day" will mean any day other than a day on which banks in the States of New Hampshire or Texas are authorized or obligated to be closed.

      "CERCLA" will mean the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.

      "Certificate of Merger" will have the meaning ascribed to such term in
 Section 2.2 hereof.

      "Closing" will mean a meeting, which will be held in accordance with
 Section 3.3, of all Persons interested in the transactions contemplated by the Agreement at which all documents deemed necessary by the parties to the Agreement to evidence the fulfillment or waiver of all conditions precedent to the consummation of the transactions contemplated by the Agreement are executed and delivered.

      "Closing Date" will mean the date of the Closing as determined pursuant to Section 3.3.

      "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the Regulations promulgated thereunder.

      "Commission" will mean the Securities and Exchange Commission.





      "Company Option Plans" will mean collectively the 1989 Stock Option Plan and the 1995 Flexible Stock Option Plan.

      "Company Stock Options" will mean options granted pursuant to the Company Option Plans.

      "Company Stockholders' Meeting" will have the meaning ascribed to such term in Subsection 7.1(a).

      "Company's Audited Consolidated Financial Statements" will mean the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, stockholders equity and cash flows, together with the notes thereto, all as audited by Ernest & Young L.L.P., independent accountants, under their report with respect thereto dated February 18, 1997, and included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission.

      "Company's Consolidated Balance Sheet" will mean the consolidated balance sheet of the Company as of December 31, 1996, included in the Company's Audited Consolidated Financial Statements.

      "Company's Consolidated Financial Statements" will mean the Company's Audited Consolidated Financial Statements and the Company's Unaudited Consolidated Financial Statements.

      "Company's Disclosure Letter" will mean a letter of even date herewith delivered by the Company to the Acquiror Companies concurrently with the execution of the Agreement, which, among other things, will identify exceptions to the Company's representations and warranties contained in
 Article IV by specific section and subsection references.

      "Company's Unaudited Consolidated Financial Statements" will mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1997 and the related consolidated statements of income, stockholders equity and cash flows for the three month periods and nine month periods ended September 30, 1996 and September 30, 1997, together with the notes thereto, included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 filed with the Commission.

      "control" (including the terms "controlled," "controlled by" and "under common control with") will mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

      "Court" will mean any court or arbitration tribunal of the United States or any domestic state, and any political subdivision thereof.

      "Effective Time" will mean the date and time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with Section 2.2.

      "Employee Plans" will mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

      "Environmental Law" will mean any and all Laws of any Governmental Authority pertaining to human health or the environment currently in effect and applicable to a specified Person and its Subsidiaries, including without limitation the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Emergency Planning and Right-to-Know Act, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, any state or local Laws implementing the foregoing federal Laws, and all other Laws pertaining to the protection of human health and the environment (inclusive, in each case, of all regulations issued thereunder). For purposes of the Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA; provided, however, that, to the extent the Laws of the state or locality in which the property is located establish a meaning for "hazardous substance" or "release" that is broader than that specified in CERCLA, such broader meaning will apply within the jurisdiction of such state or locality, and; provided further, however, the term "hazardous substance" will include all dehydration and treating wastes, waste (or spilled) oil, and waste (or spilled) petroleum products, and (to the extent in excess of background levels) radioactive material, even if such are specifically exempt from classification as hazardous substances pursuant to CERCLA or RCRA or the analogous statutes of any jurisdiction applicable to the specified Person or its Subsidiaries or any of their respective properties or assets.

      "ERISA" will mean the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

      "ERISA Affiliate" will mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with a specified Person, as such terms are defined in section 414(b), (c), (m) or
 (o) of the Code.

      "Exchange Act" will mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

      "Exchange Agent" will mean a bank or trust company organized under the Laws of the United States of America or any of the states thereof and having a net worth in excess of $100 million designated and appointed to act in the capacities required thereof under Section 3.2.

      "Exchange Fund" will mean the fund of Acquiror Common Stock (and the associated Acquiror Rights), cash in lieu of fractional share interests and dividends and distributions, if any, with respect to such shares of Acquiror Common Stock established at the Exchange Agent pursuant to
 Section 3.2.

      "Exchange Ratio" will mean the ratio of conversion of Company Common Stock into Acquiror Common Stock pursuant to the Merger as provided in the first sentence of Subsection 3.1(a) as adjusted by Section 3.2.

      "Expenses" will mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

      "GAAP" will mean generally accepted accounting principles in the United States consistently applied by a specified Person.

      "Governmental Authority" will mean any governmental agency or authority (other than a Court) of the United States or any domestic state, and any political subdivision or agency thereof, and will include any authority having governmental or quasi-governmental powers.

      "HSR Act" will mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indemnification Agreements" will mean the following Indemnification
 Agreements: (i) each of the Indemnification Agreements dated April 17, 1991 between the Company and each of (A) Reginald B. McHone, (B) Derrell Coker,
 (C) Charles Phipps, (D) L.J. Sevin, (E) Harvey B. Cash, and (F) Dietrich Erdmann; (ii) the Indemnification Agreement dated December 3, 1997 between the Company and Alan R. Schuele; (iii) the Indemnification Agreement dated June 30, 1995 between the Company and Jimmie C. Vernon; and (iv) each of the Indemnification Agreements dated June 29, 1995 between the Company and
 (A) William F. Davies, Jr., (B) R. Scott Schaefer, and (C) Jack Kilby.

      "IRS" will mean the Internal Revenue Service.

      "Knowledge" will mean, with respect to either the Company or the Acquiror, the actual knowledge (without duty of inquiry) of any executive officer or any member of the Board of Directors of such party.

      "Law" will mean all laws, statutes, ordinances and Regulations of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, including all decisions of Courts having the effect of Law in each such jurisdiction.

      "Lien" will mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

      "Material" will mean material to the condition (financial and other), results of operations or business of a specified Person and its Subsidiaries, if any, taken as a whole; provided, however, that, as used in this definition the word "material" will have the meaning accorded thereto in Section 11 of the Securities Act.

      "Material Adverse Effect" will mean any change or effect that would be material and adverse to the consolidated business, condition (financial or other), operations, performance or properties (but excluding any outstanding capital stock or other securities) of a specified Person and its Subsidiaries, if any, taken as a whole; provided, however, that, as used in this definition the word "material" will have the meaning accorded thereto in Section 11 of the Securities Act.

      "Material Contract" will mean each contract, lease, indenture, agreement, arrangement or understanding, whether written or oral, to which a specified Person or any of its Subsidiaries is a party or to which any of the assets or operations of such specified Person or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 promulgated under the Securities Act pursuant, in the case of the Company, to Paragraph (2), (4) or (10) of Item 601(b) of Regulation S-K of the Commission and, in the case of the Acquiror, to Paragraph (10) (other than clause (iii) thereof) of Item 601(b) of Regulation S-K of the Commission if such a registration statement were to be filed by such Person under the Securities Act on the date of determination. Notwithstanding the foregoing, such term will, in the case of the Company, include any of the following contracts, agreements or commitments, whether oral or written:

           (1) any collective bargaining agreement or other agreement with any labor union;

           (2) any agreement, contract or commitment with any other Person, other than any agency or representation entered in the ordinary course of business, containing any covenant limiting the freedom of such specified Person or any of its Subsidiaries to engage in any line of business or to compete with any other Person;

           (3) any partnership, joint venture or profit sharing agreement with any Person, which partnership, joint venture or profit sharing agreement generated revenues during its most recently completed fiscal year of $100,000 or more;

           (4) any employment or consulting agreement, contract or commitment between the Company or any of its Subsidiaries and any employee, officer or director thereof (i) having more than one year to run from the date hereof, (ii) providing for an obligation to pay or accrue compensation of $100,000 or more per annum or (iii) providing for the payment or accrual of any additional compensation upon a change in control of such Person or any of its Subsidiaries or upon any termination of such employment or consulting relationship following a change in control of such Person or any of its Subsidiaries; and

           (5) any agency or representation agreement with any Person which is not terminable by the Company or one of its Subsidiaries without penalty upon not more than one year's notice.

      "MGCL" will mean The Maryland General Corporation Law.

      "Multiemployer Plan" will mean any "multiemployer plan," as defined in
 Section 4001(a)(3) of ERISA, which (i) is (or was within the six (6) years prior to the date of this Agreement) entered into, maintained, administered, contributed to or required to be contributed to, as the case may be, by a specified Person or any ERISA Affiliate of such Person, and
 (ii) covers any employee or former employee of such Person or any ERISA Affiliate of such Person.

      "NYSE" will mean The New York Stock Exchange.

      "Order" will mean any judgment, writ, injunction, order or decree of any Court or Governmental Authority, federal, foreign, state or local.

      "PBGC" will mean the Pension Benefit Guaranty Corporation.

      "Pension Plan" will mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which
 (i) is (or was within the six (6) years prior to the date of this Agreement) entered into, maintained, administered, contributed to or required to be contributed to, as the case may be, by a specified Person or any ERISA Affiliate of such Person, and (ii) covers any employee or former employee of such Person or any ERISA Affiliate of such Person.

      "Permit" will mean any and all permits, licenses, authorizations, orders, certificates, registrations or other approvals granted by any Governmental Authority.

      "Permitted Encumbrances" will mean the following:

           (1) liens for taxes, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; provided that, in the latter case, the specified Person or one of its Subsidiaries will have set aside on its books adequate reserves with respect thereto;

           (2) mechanics' and materialmen's liens not filed of record and similar charges not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; provided that, in the latter case, the specified Person or one of its Subsidiaries will have set aside on its books adequate reserves with respect thereto;

           (3) liens in respect of judgments or awards with respect to which the specified Person or one of its Subsidiaries is in good faith currently prosecuting an appeal or other proceeding for review and with respect to which such Person or such Subsidiary has secured a stay of execution pending such appeal or such proceeding for review; provided that, such Person or such Subsidiary has set aside on its books adequate reserves with respect thereto;

           (4) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of a specified Person or any of its Subsidiaries; provided that such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held;

           (5) any lien or privilege vested in any lessor or licensor for rent or other obligations of a specified Person or any of its Subsidiaries thereunder so long as the payment of such rent or the performance of such obligations is not delinquent; and

           (6) encumbrances which secure deposits of public funds as required by Law.

      "Person" will mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but will not include a Governmental Authority.

      "Pre-Closing Average Trading Price" will have the meaning ascribed to such term in Subsection 3.2(a).

      "Proxy Statement" will have the meaning ascribed to such term in
 Section 4.13 hereof.

      "RCRA" will mean the Resource Conservation and Recovery Act of 1976, as amended.

      "Registration Statement" will have the meaning ascribed to such term in Section 4.13 hereof.

      "Regulation" will mean any rule or regulation of any Governmental Authority having the effect of Law.



      "Reports" will mean, with respect to a specified Person, all reports, registrations, filings and other documents and instruments required to be filed by the specified Person or any of its Subsidiaries with any Governmental Authority (other than the Commission).

      "SEC Reports" will mean (i) all Annual Reports on Form 10-K promulgated under the Exchange Act, (ii) all Quarterly Reports on Form 10-Q promulgated under the Exchange Act, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all Current Reports on Form 8-K promulgated under the Exchange Act and (v) all other reports, schedules, registration statements or other documents required to be filed during a specified period by a Person with the Commission pursuant to the Securities Act or the Exchange Act.

      "Securities Act" will mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

      "Significant Subsidiary" will mean any Subsidiary of the Company or Acquiror, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Commission.

      "Stockholders' Meetings" will have the meaning ascribed to such term in Subsection 7.1(b) hereof.

      A "Subsidiary" of a specified Person will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

      "Surviving Corporation" will mean the Company as the corporation surviving the Merger.

      "Tax Returns" will mean any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with a taxing authority, or where none is required to be filed with a taxing authority, the statement or other document issued by a taxing authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

      "Taxes" will mean any and all federal, state, local, foreign, provincial, territorial or other taxes, imposts, tariffs, fees, levies or other similar assessments or liabilities and other charges of any kind, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, workers' compensation, unemployment, payroll and franchises imposed by or under any Law; and such terms will include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

      "Terminating Acquiror Breach" shall have the meaning ascribed to such term in Subsection 9.1(c) hereof.

      "Terminating Company Breach" shall have the meaning ascribed to such term in Subsection 9.1(b) hereof.

      "Termination Date" shall have the meaning ascribed to such term in Subsection 9.1(e) hereof.

      "Welfare Plan" will mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, which (i) is entered into, maintained, administered, contributed to or required to be contributed to, as the case may be, by a specified Person or any ERISA Affiliate of such Person, and
 (ii) covers any employee or former employee of such Person.


                                 ARTICLE II

                              TERMS OF MERGER

      Section 2.1 Statutory Merger. Subject to the terms and conditions and in reliance upon the representations, warranties, covenants and agreements contained herein, Newco will merge with and into the Company at the Effective Time. The terms and conditions of the Merger and the mode of carrying the same into effect will be as set forth in this Agreement. As a result of the Merger, the separate corporate existence of Newco will cease and the Company will continue as the Surviving Corporation and shall succeed to and assume all of the rights and obligations of Newco in accordance with the DGCL.

      Section 2.2 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
 Article VIII hereof, the parties hereto will cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL.

      Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of the DGCL.

      Section 2.4 Certificate of Incorporation; Bylaws. At the Effective Time, the certificate of incorporation and the bylaws of Newco, as in effect immediately prior to the Effective Time will be the certificate of incorporation and the bylaws of the Surviving Corporation, except that from and after the Effective Time Article I of the certificate of incorporation will be read in its entirety as follows:

      The name of the corporation is "BENCHMARQ Microelectronics, Inc."

      Section 2.5 Directors and Officers. The directors of Newco immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.









                                ARTICLE III

             CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      Section 3.1 Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Acquiror Companies, the Company or the holders of any of the securities of the Company:

           (a) Subject to the provisions of Section 3.2 hereof and the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Company Common Stock described in Subsection 3.1(c)) will be converted into the right to receive one (1) share of Acquiror Common Stock (and the associated Acquiror Right) (as such ratio is adjusted pursuant to Section 3.2, the "Exchange Ratio"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of the Acquiror Common Stock or the Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, conversion, consolidation, combination or exchange of shares, the Common Stock Exchange Ratio will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, conversion, consolidation, combination or exchange of shares.

           (b) Subject to the other provisions of this Article III, all shares of Company Common Stock will, upon conversion thereof into shares of Acquiror Common Stock (and the associated Acquiror Rights) at the Effective Time, cease to be outstanding and will automatically be cancelled and retired, and each certificate previously evidencing Company Common Stock outstanding immediately prior to the Effective Time (other than Company Common Stock described in Subsection 3.1(c)) will thereafter be deemed, for all purposes other than the payment of dividends or distributions, to represent that number of shares of Acquiror Common Stock (and the associated Acquiror Rights) determined pursuant to the Common Stock Exchange Ratio. The holders of certificates previously evidencing Company Common Stock will cease to have any rights with respect to such Company Common Stock except as otherwise provided herein or by Law.

           (c) Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock, if any, owned by the Acquiror or any direct or indirect wholly-owned Subsidiary of the Acquiror or of the Company immediately prior to the Effective Time will be cancelled.

           (d) Each share of common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

      Section 3.2 Adjustments to the Exchange Ratio. The Exchange Ratio shall be subject to adjustment as follows:

           (a) if the average of the mean high and low per share trading prices on the NYSE of shares of Acquiror Common Stock (as reported for the NYSE Composite Transactions in the Wall Street Journal) during the


      20 consecutive trading days ending on the tenth day prior to the Company Stockholders' Meeting (the "Pre-Closing Average Price") is less than $16.00, then the Exchange Ratio shall be adjusted such that each share of Company Common Stock is converted into the right to receive a number of shares of Acquiror Common Stock (and the associated Acquiror Rights) equal to the quotient obtained by dividing (i) $16.00 by (ii) the Pre-Closing Average Price, provided, however, that, the Exchange Ratio shall in no event be higher than 1.33; and

           (b) if the Pre-Closing Average Price is greater than $24.00, then the Exchange Ratio shall be adjusted such that each share of Company Common Stock is converted into the right to receive a number of shares of Acquiror Common Stock (and the associated Acquiror Rights) equal to the quotient obtained by dividing (i) $24.00 by (ii) the Pre-Closing Average Price.

      Section 3.3    Exchange of Certificates.

           (a) Exchange Fund. On the Closing Date, the Acquiror will deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of Company Common Stock, for exchange in accordance with this Article III, through the Exchange Agent,
      (i) certificates evidencing a number of shares of Acquiror Common Stock (and the associated Acquiror Rights) equal to the product of the Exchange Ratio multiplied by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of any such shares to be cancelled pursuant to Subsection 3.1(c)) and (ii) cash in an amount equal to any dividends or other distributions declared in respect of such shares of Acquiror Common Stock and having a record date after the Effective Time. Thereafter, the Acquiror will deposit, or cause to be deposited, with the Exchange Agent, for the benefit of any former holders of Company Common Stock who have not yet surrendered their shares of Company Common Stock for exchange, at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender, payable with respect to any shares of Acquiror Common Stock remaining in the Exchange Fund on such record date. The Exchange Agent will, pursuant to irrevocable instructions from the Acquiror, deliver Acquiror Common Stock (and associated Acquiror Rights) and any dividends or distributions related thereto, in exchange for certificates theretofore evidencing Company Common Stock surrendered to the Exchange Agent pursuant to Subsection 3.3(c).

           (b) Letter of Transmittal. Promptly after the Effective Time, the Acquiror will cause the Exchange Agent to mail to each record holder of a certificate or certificates representing Company Common Stock immediately prior to the Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates for Company Common Stock shall pass, only upon delivery of the certificates for Company Common Stock to the Exchange Agent and shall be in such form and have such other provisions, including appropriate provisions with respect to back-up withholding, as the Acquiror may reasonably specify, and (ii) instructions for use in effecting the surrender of the certificates for Company Common Stock. Upon surrender of a certificate for Company Common Stock for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive in exchange therefor that portion of the Exchange Fund which such holder has the right to receive pursuant to the provisions of this Article III, after giving effect to any required withholding tax, and the certificate for Company Common Stock so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash, if any, to be paid which is in the Exchange Fund as part of the Exchange Ratio.

           (c) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent will distribute to each former holder of Company Common Stock, upon surrender to the Exchange Agent for cancellation of one or more certificates, accompanied by a duly executed letter of transmittal that theretofore evidenced shares of Company Common Stock, certificates evidencing the appropriate number of shares of Acquiror Common Stock (and the associated Acquiror Rights) into which such shares of Company Common Stock were converted pursuant to the Merger and any dividends or distributions related thereto. If shares of Acquiror Common Stock (and the associated Acquiror Rights) are to be issued to a Person other than the Person in whose name the surrendered certificate or certificates are registered, it will be a condition of issuance of the Acquiror Common Stock (and the associated Acquiror Rights) that the surrendered certificate or certificates shall be properly endorsed, with signatures guaranteed by a member firm of the NYSE or a bank chartered under the Laws of the United States of America, or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of Acquiror Common Stock (and the associated Acquiror Rights) to a Person other than the registered holder of the surrendered certificate or certificates or such Person shall establish to the satisfaction of the Acquiror that any such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto will be liable to any former holder of Company Common Stock for any Acquiror Common Stock (and the associated Acquiror Rights) or dividends or distributions thereon delivered to a public official pursuant to any applicable escheat Law.

           (d) Distributions with Respect to Unexchanged Shares of Company Common Stock. No dividends or other distributions declared or made with respect to Acquiror Common Stock with a record date on or after the Effective Time will be paid to the holder of any certificate that theretofore evidenced shares of Company Common Stock until the holder of such certificate shall surrender such certificate. Subject to the effect of any applicable escheat Law, following surrender of any such certificate, there will be paid from the Exchange Fund to the holder of the certificates evidencing whole shares of Acquiror Common Stock (and the associated Acquiror Rights) issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock, and
      (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

           (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by the former holders of Company Common Stock for twelve months after the Effective Time will be delivered to the Acquiror, upon demand, and any former holders of Company Common Stock who have not theretofore complied with this Article III will, subject to applicable abandoned property, escheat and other similar Laws, thereafter look only to the Acquiror for the Acquiror Common



      Stock (and associated Acquiror Rights) and any cash to which they are entitled.

           (f) Withholding of Tax. The Acquiror or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amounts as the Acquiror (or any affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Acquiror or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock in respect of which such deduction and withholding were made by the Acquiror.

           (g) Lost Certificates. If any certificate evidencing Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Acquiror, the posting by such Person of a bond, in such reasonable amount as the Acquiror may direct, as indemnity against claims that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Acquiror Common Stock (and associated Acquiror Rights) to which the holder may be entitled pursuant to this Article III and any dividends or other distributions to which the holder thereof may be entitled pursuant to Subsection 3.3(d).

      Section 3.4 Closing. The Closing will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts 02108, at 10:00 a.m. local time on the second Business Day following the date on which the conditions to the Closing have been satisfied or waived or at such other place, time and date as the parties hereto may agree. At the conclusion of the Closing on the Closing Date, the parties hereto will cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware.

      Section 3.5 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, certificates representing Company Common Stock are presented to the Surviving Corporation, they shall be cancelled and upon delivery of a duly executed letter of transmittal exchanged for certificates representing Acquiror Common Stock (and associated Acquiror Rights).

      Section 3.6 No Fractional Shares. In the event the Exchange Ratio is modified or changed in a manner that would result in the issuance of fractional shares of Acquiror Common Stock, the parties nevertheless agree that no fractional shares of Acquiror Common Stock shall be issued to the holders of Company Common Stock. In lieu of any such fractional shares, each holder of record of Company Common Stock at the Effective Time who but for the provisions of this Section 3.6 would be entitled to receive a fractional share of Acquiror Common Stock pursuant to the Merger shall be paid cash, without any interest thereon, in an amount equal to the product of such fraction multiplied by the closing sale price of one share of Acquiror Common Stock on the NYSE on the day of the Effective Time, or, if shares of Acquiror Common Stock are not so traded on such day, the closing sale price of one such share on the next preceding day on which such share was traded on the NYSE. For this purpose, shares of Company Common Stock of any holder represented by two or more certificates may be aggregated, and in no event shall any holder be paid an amount in respect of more than one share of Acquiror Common Stock.


                                 ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to the Acquiror Companies that:

      Section 4.1 Organization and Qualification; Subsidiaries. The Company and each Subsidiary of the Company are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization, have all requisite power and authority to own, lease and operate their respective properties and to carry on their business as it is now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their respective properties makes such qualification necessary, other than any matters, including the failure to be so duly qualified and in good standing, that would not individually or in the aggregate have a Material Adverse Effect on the Company. Section 4.1 of the Company's Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned Subsidiaries, together with (A) the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Subsidiary of the Company, and (B) an indication of whether each such Subsidiary is a Significant Subsidiary. Neither the Company nor any of its Subsidiaries owns an equity interest in any partnership or joint venture arrangement or other business entity that is Material to the Company.

      Section 4.2 Certificate of Incorporation; Bylaws. The Company has heretofore marked for identification and furnished to the Acquiror complete and correct copies of the certificate of incorporation and the bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

      Section 4.3    Capitalization.

           (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock of which, as of February 27, 1998, 7,114,939 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of the preemptive or similar rights of any Person and (ii) 22,000,000 shares of Preferred Stock, par value $.01 per share, of which none is issued. Since February 27, 1998, the Company has not issued any shares of the Company Common Stock except pursuant to the exercise of outstanding Company Stock Options and otherwise to the extent set forth in Subsection 4.3(a) of the Company's Disclosure Letter. Except as set forth in Subsection 4.3(a) of the Company's Disclosure Letter, since February 2, 1998, the Company has not granted any options for, or other rights to purchase, shares of the capital stock of the Company.

           (b) Except as set forth in Subsection 4.3(b) of the Company's Disclosure Letter or in the Company's Consolidated Financial Statements, no shares of capital stock of the Company are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Company (i) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of the Company, (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company or (iii) to grant any Lien on any shares of capital stock of the Company.

           (c) The authorized, issued and outstanding capital stock of, or other equity interests in, each of the Company's Subsidiaries and the names and addresses of the holders of record of the capital stock or other equity interests of each such Subsidiary are set forth in Subsection 4.3(c) of the Company's Disclosure Letter. Except as set forth in Subsection 4.3(c) of the Company's Disclosure Letter, (i) the issued and outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries of the Company that are owned by the Company or any of its Subsidiaries have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any Person; (ii) all such issued and outstanding shares, or other equity interests, that are indicated as owned by the Company or one of its Subsidiaries in Subsection 4.3(c) of the Company's Disclosure Letter are owned (A) beneficially as set forth therein and (B) free and clear of all Liens; (iii) no shares of capital stock of, or other equity interests in, any Subsidiary of the Company are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Company or any of its Subsidiaries (A) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company or (B) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of or other equity interest in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company or (C) to grant any Lien on any outstanding shares of capital stock of, or other equity interest in, any of the Subsidiaries of the Company; except with respect to clause (i), (ii) or (iii) of this Subsection 4.3(c) for such matters that would not, in the aggregate, have a Material Adverse Effect on the Company.

           (d) Except as set forth in Subsection 4.3(d) of the Company's Disclosure Letter, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries or, to the Knowledge of the Company, any third Person, is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company or any of its Subsidiaries under the Securities Act.

      Section 4.4 Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Option Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement, the Option Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of the Company (other than, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of the Company, which approval and adoption in accordance with the DGCL and the Company's certificate of incorporation shall require the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock). This Agreement and the Option Agreement have been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by the Acquiror Companies) constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

      Section 4.5 Approvals. Except for the applicable requirements, if any, of (a) the Securities Act, (b) the Exchange Act, (c) state securities or blue sky Laws, (d) the HSR Act, (e) the filing and recordation of appropriate merger documents as required by the DGCL and (f) those Laws, Regulations and Orders noncompliance with which would not have in the aggregate a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the Option Agreement or a Material Adverse Effect on the Company, no filing or registration with, no waiting period imposed by and no Permit, Order, or consent of, any Court or Governmental Authority is required under any Law, Regulation or Order applicable to the Company or any of its Subsidiaries to permit the Company to execute, deliver or perform this Agreement or the Option Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

      Section 4.6 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Permits, Orders and consents of, Courts or Governmental Authorities indicated as required in Section 4.5 hereof and receipt of the approval of the Merger by the stockholders of the Company as required by the DGCL and except as set forth in Section 4.6 of the Company's Disclosure Letter, neither the execution and delivery by the Company of this Agreement, the Option Agreement or any instrument required hereby to be executed and delivered by it at the Closing nor the performance by the Company of its obligations hereunder or thereunder will
 (a) violate or breach the terms of or cause a default under (i) any Law, Regulation or Order applicable to the Company, (ii) the certificate of incorporation or bylaws of the Company or (iii) any contract, note, bond, mortgage, indenture, license, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section 4.6, except in any such case for any matters described in this Section 4.6 that would not in the aggregate have a Material Adverse Effect upon the ability of the Company to perform its obligations under this Agreement or the Option Agreement or a Material Adverse Effect on the Company. Prior to the execution of this Agreement, the Board of Directors of the Company has taken all requisite action to cause this Agreement and the transactions contemplated hereby to be exempt from the provisions of Section 203 of the DGCL.

      Section 4.7    Reports.

           (a) Since December 31, 1994, the Company and its Subsidiaries have timely filed (i) all SEC Reports required to be filed with the Commission and (ii) all other Reports required to be filed with any other Governmental Authorities, including state securities administrators, except where the failure to file any such Reports would not in the aggregate have a Material Adverse Effect on the Company. Such Reports, including all those filed after the date of this Agreement and prior to the Effective Time, (i) were prepared in all Material respects in accordance with the requirements of applicable Law (including, with respect to the SEC Reports of the Company, the Securities Act and the Exchange Act, as the case may be) and (ii), in the case of SEC Reports, did not at the time they were filed contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           (b) The Company's Consolidated Financial Statements and any consolidated financial statements of the Company (including any related notes thereto) contained in any SEC Reports of the Company filed with the Commission since December 31, 1994 (i) have been or will have been prepared in accordance with the published Regulations of the Commission and in accordance with GAAP consistently applied during the periods involved, (except (A) to the extent required by changes in GAAP and (B), with respect to SEC Reports of the Company filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (including, in the case of any unaudited interim financial statements, reasonable estimates of normal and recurring year-end adjustments).

           (c) Except as set forth in Subsection 4.7(c) of the Company's Disclosure Letter, there exist no liabilities or obligations of the Company and its Subsidiaries that are Material to the Company, whether accrued, absolute, contingent or threatened, which would be required to be reflected, reserved for or disclosed under GAAP in consolidated financial statements of the Company (including the notes thereto) as of and for the period ended on the date of this representation and warranty, other than (i) liabilities or obligations that are adequately reflected, reserved for or disclosed in the Company's Consolidated Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business of the Company and its Subsidiaries since September 30, 1997, and (iii) liabilities or obligations the incurrence of which is not prohibited by Subsection 6.2(a).

      Section 4.8    No Material Adverse Effect; Conduct.

           (a) Since December 31, 1996, (i) no event or events (other than any event that is directly attributable to the prospect of consummation of the Merger or is of general application to all or a substantial portion of the Company's industry and other than any event that is expressly subject to any other representation or warranty contained in this Article IV) have, to the Knowledge of the Company, occurred that, individually or in the aggregate, would constitute or cause a Material Adverse Effect on the Company and (ii) there have not been any change or changes in the business, condition (financial or other), results of operations, properties, assets or liabilities of the Company or its Subsidiaries which would have, in the aggregate, a Material Adverse Effect on the Company.

           (b) Except as disclosed in Subsection 4.8(b) of the Company's Disclosure Letter, during the period from December 31, 1996 to the date of this Agreement, neither the Company nor any of its Subsidiaries has engaged in any conduct that is proscribed during the period from the date of this Agreement to the Effective Time by subsections (i) through (xiii) of Subsection 6.2(a) or agreed in writing or otherwise during such period prior to the date of this Agreement to engage in any such conduct.

      Section 4.9 Title to Properties. The Company or its Subsidiaries, individually or together, have good, valid and marketable title to or a valid leasehold in, all of the properties and assets (real, personal and mixed, tangible and intangible) that are necessary to the conduct of the business of the Company as it is currently being conducted including, without limitation, all of the properties and assets reflected in the Company's Consolidated Balance Sheet, other than any properties or assets that (i) have been sold or otherwise disposed of in the ordinary course of business consistent with past practice or (ii) are not, individually or in the aggregate, Material to the Company, free and clear of Liens, other than
 (x) Liens the existence of which is reflected in the Company's Consolidated Financial Statements and (y) Liens that, individually or in the aggregate, are not Material to the Company. None of such properties are securities pledged for interest rate swap, cap or floor contracts. The Company or its Subsidiaries, individually or together, hold under valid lease agreements all real and personal properties being held under capitalized leases, and all real and personal property that is subject to operating leases, and enjoy peaceful and undisturbed possession of such properties under such leases, other than (i) any properties as to which such leases have expired in accordance with their terms without any liability of any party thereto and (ii) any properties that, individually or in the aggregate, are not Material to the Company. Neither the Company nor any of its Subsidiaries has received any written notice of any adverse claim to the title to any properties owned by them or with respect to any lease under which any properties are held by them, other than any claims that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

      Section 4.10 Certain Obligations. Section 4.10 of the Company's Disclosure Letter contains a true and complete list of the Material Contracts of the Company and its Subsidiaries. Except as set forth in
 Section 4.10 of the Company's Disclosure Letter, all Material Contracts to which the Company or any of its Subsidiaries is a party are in full force and effect, the Company or the Subsidiary of the Company that is a party to or bound by such Material Contract has performed its obligations thereunder to date and, to the Knowledge of the Company, each other party thereto has performed its obligations thereunder to date, other than any failure of any such Material Contract to be in full force and effect or any nonperformance thereof that would not have a Material Adverse Effect on the Company.

      Section 4.11 Permits; Compliance. The Company and its Subsidiaries have obtained all Permits that are necessary to carry on their businesses as currently conducted, except for any such Permits which the failure to possess, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Such Permits are in full force and effect, have not been violated in any respect that would have a Material Adverse


 Effect on the Company and, to the Knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened and there is no action, proceeding or investigation pending or threatened regarding suspension, revocation or cancellation of any of such Permits, except where the suspension, revocation or cancellation of such Permits would not have a Material Adverse Effect on the Company.

      Section 4.12 Litigation; Compliance with Laws. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, in any Court or before or by any Governmental Authority, except actions, suits or proceedings that (a) are set forth in Section 4.12 or any other Section of the Company's Disclosure Letter or (b) in the aggregate, would not have a Material Adverse Effect on the Company. There are no claims pending or, to the Knowledge of the Company, threatened by any Persons against the Company or any of its Subsidiaries for indemnification pursuant to any Law, organizational document, contract or otherwise with respect to any action, suit, investigation or proceeding pending in any Court or before or by any Governmental Authority. Except as set forth in Section 4.12 of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any written agreement, directive, memorandum of understanding or Order with or by any Court or Governmental Authority restricting its operation or requiring any Material actions. Except as set forth in Section 4.12 of the Company's Disclosure Letter, the Company and its Subsidiaries are in compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Company or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

      Section 4.13 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by Company for inclusion or incorporation by reference in the joint proxy statement to be distributed in connection with the Acquiror and Company's respective meetings of stockholders to vote upon this Agreement, (the "Proxy Statement") or the registration statement on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto being the "Registration Statement") to be filed by Acquiror with the SEC will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, and the Regulations promulgated thereunder.

      Section 4.14 Employee Plans; Collective Bargaining Agreements. Except as set forth in Section 4.14 of the Company's Disclosure Letter, the Company represents and warrants as follows:

           (a)  Pension Plans.

                (i) No "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan of the Company or any ERISA Affiliate thereof with respect to any plan year, whether or not waived. Neither the Company nor any ERISA Affiliate thereof has failed to pay when due any "required installment," within the meaning of section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any such Pension Plan. Neither the Company nor any ERISA Affiliate thereof is subject to any Lien imposed under section 412(n) of the Code or Section 302(f) or 4068 of ERISA, whichever may apply, with respect to any such Pension Plan. All "benefit liabilities" within the meaning of
           Section 4001(a)(16) of ERISA, are fully funded as of the Closing Date with respect to each such Pension Plan as determined on a termination basis using the assumed interest rate set forth in each Pension Plan.

                (ii) Neither the Company nor any ERISA Affiliate thereof is required to provide security to a Pension Plan under section 401(a)(29) of the Code.

               (iii)   Except as otherwise disclosed in Subsection
           4.14(a) of the Company's Disclosure Letter, each Pension Plan of the Company or any ERISA Affiliate thereof and each related trust agreement, annuity contract or other funding instrument is qualified and tax exempt under the provisions of Code sections 401(a) and 501(a), and each has been so determined by the IRS, or application for such determination has been made and is currently pending. Any such Pension Plan that has been terminated has received a favorable determination letter from the IRS with respect to its termination, or application for such determination has been made and is currently pending.

                (iv) Each Pension Plan of the Company or any ERISA Affiliate thereof, related trust agreement, annuity contract or other funding instrument is in Material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all Laws which are applicable to such Pension Plan, related trust agreement, annuity contract or other funding instrument, including without limitation ERISA and the Code.

                (v) The Company or an ERISA Affiliate thereof has paid all premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Pension Plan of the Company or any ERISA Affiliate thereof which is covered by Title IV of ERISA for each plan year thereof for which such premiums are required. Neither the Company nor any ERISA Affiliate thereof has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction which is described in Section 4069 of ERISA. There has been no unreported "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) requiring notice to the PBGC with respect to any Pension Plan of the Company or any ERISA Affiliate thereof. No filing has been made by the Company or any ERISA Affiliate thereof with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan of the Company or any ERISA Affiliate thereof. No condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan of the Company or any ERISA Affiliate thereof by the PBGC, or which could reasonably be expected to result in liability of the Company or any ERISA Affiliate thereof to the PBGC with respect to any such


           Pension Plan, other than liabilities for premium payments. Neither the Company nor any ERISA Affiliate thereof has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of
           Section 4063 of ERISA, or (3) ceased making contributions to any Pension Plan of the Company or any ERISA Affiliate thereof subject to Section 4064(a) of ERISA to which the Company or any ERISA Affiliate thereof made contributions during the six (6) years prior to the date hereof.

           (b) Multiemployer Plans. There are no Multiemployer Plans of the Company or any ERISA Affiliate thereof, and neither the Company nor any ERISA Affiliate thereof has ever maintained, contributed to, or participated or agreed to participate in any Multiemployer Plan.

           (c)  Welfare Plans.

                (i) Each Welfare Plan of the Company or any ERISA Affiliate thereof is in Material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all Laws which are applicable to such Welfare Plan, including without limitation ERISA and the Code.

                (ii) An estimate of the liabilities of the Company and any of its ERISA Affiliates for providing retiree life and medical benefits coverage to active and retired employees of the Company and any of its ERISA Affiliates has been made and is reflected on the appropriate balance sheet and books and records according to Statement of Financial Accounting Standards No. 106. The Company or any ERISA Affiliate thereof has the right to modify or terminate any Welfare Plans of the Company or any ERISA Affiliate thereof that provide coverage or benefits for either or both retired and active employees and/or their dependents and beneficiaries.

                (iii) Each Welfare Plan of the Company or any ERISA Affiliate thereof which is a "group health plan," as defined in
           Section 607(1) of ERISA, has been operated in material compliance at all times with the provisions of Parts 6 and 7 of Title I, Subtitle B of ERISA and sections 4980B and 9801 through 9806 of the Code.

                (iv) There are no Welfare Plans of the Company or any ERISA Affiliate thereof which are self-insured "multiple employer welfare arrangements" as such term is defined in Section 3(40) of ERISA.

           (d)  Benefit Arrangements.

                (i) Each Benefit Arrangement of the Company or any ERISA Affiliate thereof is in Material compliance with its terms and with the requirements prescribed by any and all Laws which are applicable to such Benefit Arrangement, including without limitation the Code.

                (ii) Except as set forth in Subsection 4.14(d) of the Company's Disclosure Letter, neither the Company nor any ERISA Affiliate thereof is a party to or is bound by any severance agreement, plan, or program (other than such an agreement, plan, or program providing for payments of less than $50,000 in the aggregate to all participants).

               (iii) Each outstanding Company Stock Options not vested or exercisable at the Effective Time shall, as a result of the transactions contemplated hereby, automatically and without any action by the Company or the Board of Directors of the Company, become vested and exercisable at the Effective Time.

           (e) Fiduciary Duties and Prohibited Transactions. Neither the Company nor any ERISA Affiliate thereof has any liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or section 4975(c)(2) or (d) of the Code to which any Welfare Plan or Pension Plan of the Company or any ERISA Affiliate thereof is subject. To the Knowledge of the Company, neither the Company nor any ERISA Affiliate thereof has participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan of the Company or any ERISA Affiliate thereof or has any unpaid civil penalty under Section 502(1) of ERISA.

           (f) Litigation. There is no Material action, Order or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan of the Company or any ERISA Affiliate thereof that is pending or, to the Knowledge of the Company, threatened or anticipated against the Company or any ERISA Affiliate thereof other than routine claims for benefits.

           (g) Unpaid Contributions. Neither the Company nor any ERISA Affiliate thereof has any liability for unpaid contributions with respect to any Employee Plan of the Company or any ERISA Affiliate thereof. The Company and all its ERISA Affiliates have made all required contributions under each such Employee Plan or proper accruals have been made and are reflected on the appropriate balance sheet and books and records, including without limitation, any accruals for vacation or sick leave which may be carried over from one year to the next.

           (h) Change of Control Payments. Except as otherwise disclosed in Subsection 4.14(h) of the Company's Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in connection with another event, result in any payment (whether of separation pay or otherwise) becoming due from the Company or any ERISA Affiliate thereof (under an Employee Plan of the Company or any ERISA Affiliate thereof or otherwise) to any current or former employee or consultant of the Company or any ERISA Affiliate thereof, or result in the vesting, acceleration of payment or increase in the amount of any benefit payable to or in respect of any such current or former employee or consultant of the Company or any ERISA Affiliate thereof (under an Employee Plan of the Company or any ERISA Affiliate thereof or otherwise).

           (i) Material Adverse Effects. With respect to Employee Plans of the Company or any ERISA Affiliate thereof, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate thereof could be subject to any liability under the terms of such Employee Plans, ERISA, the Code, or any other applicable Law, other than any condition or set of circumstances that would not have a Material Adverse Effect on the Company or any ERISA Affiliate thereof.

           (j) Copies of Documentation. Included in Section 4.14(j) of the Company Disclosure Letter is a list of all Employee Plans of the Company. The Company has delivered pursuant to this Agreement a true and complete set of copies of (i) all Employee Plans of the Company or any ERISA Affiliate thereof (including without limitation, employment agreements) and related trust agreements, annuity contracts or other funding instruments as in effect immediately prior to the date hereof, together with all amendments thereto which will become effective at a later date; (ii) the latest IRS determination letter obtained with respect to any such Employee Plan qualified or exempt under section 401 or 501 of the Code; (iii) Forms 5500 including all schedules, attachments, and certified financial statements for the most recently completed three fiscal years for each Employee Plan of the Company or any ERISA Affiliate thereof required to file such form, together with the most recent actuarial report, if any, prepared by the such Employee's Plan's enrolled actuary; (iv) all summary plan descriptions for each Employee Plan of the Company or any ERISA Affiliate thereof required to prepare, file and distribute summary plan descriptions;
      (v) all summaries furnished or made available to employees, officers and directors of the Company or any ERISA Affiliate thereof of all incentive compensation, other plans and fringe benefits for which a summary plan description is not required; (vi) current registration statements on Form S-8 and amendments thereto with respect to any Employee Plan of the Company or any ERISA Affiliate thereof; (vii) the notifications to employees of their rights under COBRA with respect to each Welfare Plan of the Company or any ERISA Affiliate thereof subject to COBRA; and (viii) the Indemnification Agreements.

           (k) No collective bargaining agreement to which the Company or any of its Subsidiaries is a party is currently in effect or is being negotiated by the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries that would have a Material Adverse Effect on the Company. Neither the Company or any of its Subsidiaries nor any representative or employee of the Company or any of its Subsidiaries has in the United States committed any unfair labor practices in connection with the operation of the business of the Company and its Subsidiaries, and there is no pending or, to the Knowledge of the Company, threatened charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable agency of any state of the United States.

      Section 4.15 Taxes. Except as set forth in Section 4.15 of the Company's Disclosure Letter, all Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is or has been a member have been timely filed, and all such Tax Returns are true, complete and correct except to the extent any failure to file, or any incompletions or inaccuracies in, filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company (it being understood that the representations and warranties made in this Section 4.15, to the extent that they relate to any group of which the Company or any of its Subsidiaries were not the common parent, are made to the Knowledge of the Company and its Subsidiaries). All Taxes due and owing by or with respect to the Company or any Subsidiary of the Company have been timely paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no audit, examination, claimed deficiency, refund litigation, proposed adjustment or matter in controversy regarding any Taxes due and owing by or with respect to the Company or any Subsidiary of the Company that would, individually or in the aggregate, have a Material Adverse Effect on the Company. All assessments for Taxes due and owing by or with respect to the Company or any Subsidiary of the Company with respect to completed and settled examinations or concluded litigation have been paid. Prior to the date of this Agreement, the Company has provided Acquiror with written schedules setting forth (i) the taxable years of the Company for which the statutes of limitations with respect to federal and Material state income taxes have not expired and (ii) with respect to federal and Material state income taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. Except as set forth in
 Section 4.15 of the Company's Disclosure Letter, none of the Company or any of its Subsidiaries is a party to any agreement, contract, arrangement or plan, whether written or oral, that has resulted or would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. The Company and each of its Subsidiaries have complied in all material respects with all rules and Regulations relating to the payment and withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries (i) has waived any statutory period of limitations in respect of its or their Taxes or Tax Returns or (ii) is a party to, bound by, or has any obligation under any Tax sharing, allocation, indemnity, or similar contract or arrangement.

      Section 4.16   Environmental Matters.  Except for matters disclosed in
 Section 4.16 of the Company's Disclosure Letter and except for matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, (a) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (b) the Company and its Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding by or before any Court or Governmental Authority under any Environmental Law; (c) all Permits, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with the business of the Company and its Subsidiaries have been obtained or filed and are valid and currently in full force and effect; (d) there has been no release of any hazardous substance, pollutant or contaminant into the environment in violation of applicable Environmental Laws by the Company or its Subsidiaries or in connection with their properties or operations;
 (e) there has been no exposure (attributable to the action of the Company or its Subsidiaries) of any Person or property to any hazardous substance, pollutant or contaminant in violation of applicable Environmental Laws in connection with the properties, operations and activities of the Company and its Subsidiaries; and (f) the Company and its Subsidiaries have made available to the Acquiror all internal and external environmental audits, studies and reports and all correspondence on substantial environmental matters (in each case relevant to the Company or any of its Subsidiaries) in the possession of the Company or its Subsidiaries.

      Section 4.17 Intellectual Property. The Company or one or more of its Subsidiaries own, or hold valid licenses under, or otherwise have the right to use or sublicense, all foreign and domestic patents, trademarks (common law and registered), trademark registration applications, service marks (common law and registered), service mark registration applications, trade names and copyrights, copyright applications, trade secrets, know-how and other proprietary information as are necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted except for any such intellectual property as to which the failure to own or hold licenses would not in the aggregate have a Material Adverse Effect on the Company. Except as set forth in Section 4.17 of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries is currently in receipt of any notice of infringement or notice of conflict with the asserted rights of others in any patents, trademarks, service marks, trade names, trade secrets, copyrights and other proprietary rights owned or held by other Persons, except, in each case, for matters that would not in the aggregate have a Material Adverse Effect on the Company. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby will violate or breach the terms of or cause any cancellation of any Material license held by the Company or any of its Subsidiaries under any patent, trademark, service mark, trade name, trade secret or copyright. Except as set forth in Section 4.17, of the Company's Disclosure Letter, no claim of infringement of any patent, copyright, trade secret, or other proprietary right is pending against the Company.

      Section 4.18 Insurance. The Company and its Subsidiaries own and are beneficiaries under all such insurance policies/fidelity bonds underwritten by reputable insurers/sureties that, as to risks insured, coverages and related limits and deductibles, are customary in the industries in which the Company and its Subsidiaries operate. To the Knowledge of the Company, all such policies/bonds are in full force and effect and all premiums due thereon have been paid. Section 4.18 of the Company's Disclosure Letter sets forth a list, including the name of the underwriter/surety, the risks insured, coverage and related limits and deductibles, expiration dates and significant riders, of the principal insurance policies/fidelity bonds currently maintained by the Company and its Subsidiaries.

      Section 4.19 Pooling; Tax Matters. To the Knowledge of the Company after due investigation, neither the Company nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent (a) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations and interpretations of the Commission or (b) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

      Section 4.20 Affiliates. Section 4.20 of the Company's Disclosure Letter contains a true and complete list of all Persons who, to the Knowledge of the Company, may be deemed to be Affiliates of the Company, excluding all its Subsidiaries but including all directors and executive officers of the Company.

      Section 4.21 Brokers. No broker, finder, investment banker or other Person (other than Prudential Securities, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to the Acquiror a complete and correct copy of all agreements between the Company and Prudential Securities, Inc. pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

      Section 4.22 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Prudential Securities, Inc., the Company's financial advisor, substantially to the effect that the consideration to be received by the holders of the Company Common Stock in the Merger is fair to such holders from a financial point of view, a copy of which has been provided to the Acquiror.


                                 ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF ACQUIROR

      The Acquiror Companies hereby represent and warrant to the Company that:

      Section 5.1 Organization and Qualification; Subsidiaries. The Acquiror, Newco and each other Subsidiary of the Acquiror are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization, have all requisite power and authority to own, lease and operate their respective properties and to carry on their business as it is now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their respective properties makes such qualification necessary, other than any matters, including the failure to be so duly qualified and in good standing, that would not individually or in the aggregate have a Material Adverse Effect on the Acquiror.
 Section 5.1 of the Acquiror's Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all Significant Subsidiaries of the Acquiror, together with the jurisdiction of incorporation of each such Subsidiary and the percentage of each such Subsidiary's outstanding capital stock or other equity interests owned by the Acquiror or another Subsidiary of the Acquiror. Neither the Acquiror, Newco nor any other Subsidiary of the Acquiror owns an equity interest in any partnership or joint venture arrangement or other business entity that is Material to the Acquiror.

      Section 5.2 Articles of Incorporation; Bylaws. The Acquiror has heretofore marked for identification and furnished to the Company complete and correct copies of the articles of incorporation and the bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Acquiror and each of its Significant Subsidiaries. None of the Acquiror, Newco or any of the Acquiror's Significant Subsidiaries is in violation of any of the provisions of its articles of incorporation or bylaws (or equivalent organizational documents).

      Section 5.3    Capitalization.

           (a)  The authorized capital stock of the Acquiror consists of
      (i) 60,000,000 shares of Acquiror Common Stock of which as of February 25, 1998, 24,311,832 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and, were not issued in violation of any preemptive or similar rights of any Person, and (ii) 1,000,000 shares of Preferred Stock, par value $.01 per share, of which none is issued. Since February 25, 1998, the Acquiror as not issued any shares of Acquiror Common Stock, except pursuant to the exercise of outstanding Acquiror Stock Options and otherwise to the extent set forth in Subsection 5.3(a) of the Acquiror's Disclosure Letter. Except as set forth in Subsection 5.3(a) of the Acquiror's Disclosure Letter, since January 22, 1998, the Acquiror has not granted any options for, or other rights to purchase, shares of the capital stock of the Acquiror.

           (b) Except as set forth in Subsection 5.3(b) of the Acquiror's Disclosure Letter or in the Acquiror's Consolidated Financial Statements, no shares of capital stock of Acquiror are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Acquiror (i) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of the Acquiror, (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Acquiror or (iii) to grant any Lien on any shares of capital stock of the Acquiror.

           (c) (i) All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Acquiror are owned by the Acquiror or one of its Subsidiaries, have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any Person; (ii) all such issued and outstanding shares, or other equity interests, that are owned by the Acquiror or one of its Subsidiaries are owned free and clear of all Liens; (iii) no shares of capital stock of, or other equity interests in, any Subsidiary of the Acquiror are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Acquiror or any of its Subsidiaries (A) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Acquiror or (B) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of or other equity interest in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Acquiror or (C) to grant any Lien on any outstanding shares of capital stock of, or other equity interest in, any of the Subsidiaries of the Acquiror; except with respect to clause (i), (ii) or (iii) of this Subsection 5.3(c) for such matters that would not in the aggregate have a Material Adverse Effect on the Acquiror.

           (d) There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Acquiror or any of its Significant Subsidiaries or, to the Knowledge of the Acquiror, any third Person is a party or by which the Acquiror or any of its Significant Subsidiaries is bound with respect to the voting of any shares of capital stock of the Acquiror or any of its Significant Subsidiaries.

      Section 5.4 Authorization of Agreement. Each of the Acquiror Companies has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Acquiror Companies of this Agreement and each instrument required hereby to be executed and delivered by the Acquiror Companies at the Closing and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action (including stockholder action)


 on the part of the Acquiror Companies (other than approval of the issuance of shares of Acquiror Common Stock pursuant to this Agreement by the Stockholders of the Acquiror, which approval and adoption shall require the affirmative vote of the holders of not less than a majority of the shares of Acquiror Common Stock present or represented at the Acquiror's Stockholders' Meeting). This Agreement has been duly executed and delivered by each of the Acquiror Companies and (assuming due authorization, execution and delivery hereof by the Company) constitutes a legal, valid and binding obligation of each of the Acquiror Companies, enforceable against each of the Acquiror Companies in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights general or to general principles of equity.

      Section 5.5 Approvals. Except for the applicable requirements, if any, of (a) the Securities Act, (b) the Exchange Act, (c) state securities or blue sky Laws, (d) the HSR Act, (e) the NYSE, (f) the filing and recordation of appropriate merger documents as required by the DGCL and
 (g) those Laws, Regulations and Orders noncompliance with which would not have in the aggregate a Material Adverse Effect on the ability of the Acquiror or Newco to perform its obligations under this Agreement or a Material Adverse Effect on the Acquiror, no filing or registration with, no waiting period imposed by and no Permit, Order or consent of, any Court or Governmental Authority is required under any Law, Regulation or Order applicable to the Acquiror or any of its Subsidiaries to permit the Acquiror or Newco to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

      Section 5.6 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Permits, Orders or consents of, Courts or Governmental Authorities indicated as required in Section 5.5 hereof, neither the execution and delivery by the Acquiror or Newco of this Agreement or any instrument required hereby to be executed and delivered by the Acquiror or Newco at the Closing nor the performance by the Acquiror or Newco of their respective obligations hereunder or thereunder will
 (a) violate or breach the terms of or cause a default under (i) any Law, Regulation or Order applicable to the Acquiror or Newco, (ii) the articles of incorporation or bylaws of the Acquiror or Newco or (iii) any contract, note, bond, mortgage, indenture, license, agreement or other instrument to which the Acquiror or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section 5.6, except in any such case for any matters described in this Section 5.6 that would not have in the aggregate a Material Adverse Effect upon the ability of the Acquiror or Newco to perform its obligations under this Agreement or a Material Adverse Effect on the Acquiror. Prior to the execution of this Agreement, the Board of Directors of the Acquiror has taken all requisite actions to cause the transactions contemplated by this Agreement to be exempt from the provisions of Section 3-601 et. seq. of the MGCL and to ensure that the execution, delivery and performance of this Agreement by the Acquiror will not cause any Acquiror Rights to become exercisable.

      Section 5.7    Reports.

           (a) Since January 31, 1994, the Acquiror and its Subsidiaries have timely filed (i) all SEC Reports required to be filed with the Commission and (ii) all other Reports required to be filed with any other Governmental Authorities, including state securities administrators except where the failure to file any such Reports would not in the aggregate have a Material Adverse Effect on the Acquiror. The Reports, including those filed after the date of this Agreement and prior to the Effective Time, (i) were prepared in all Material respects in accordance with the requirements of applicable Law (including, with respect to the SEC Reports, the Securities Act and the Exchange Act, as the case may be and (ii) in the case of SEC Reports, did not at the time they were filed contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           (b) The Acquiror's Consolidated Financial Statements and any consolidated financial statements of the Acquiror (including any related notes thereto) contained in any SEC Reports of the Acquiror filed with the Commission since January 31, 1994 (i) have been or will have been prepared in accordance with the published Regulations of the Commission and in accordance with GAAP consistently applied during the periods involved (except (A) to the extent required by changes in GAAP and (B), with respect to SEC Reports of the Acquiror filed prior to the date of this Agreement, as may be indicated in the notes thereto), and (ii) fairly present the consolidated financial position of the Acquiror and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (including, in the case of any unaudited interim financial statements, reasonable estimates of normal and recurring year-end adjustments).

           (c) There exist no liabilities or obligations of the Acquiror and its Subsidiaries that are Material to the Acquiror, whether accrued, absolute, contingent or threatened, which would be required to be reflected, reserved for or disclosed under GAAP in consolidated financial statements of the Acquiror (including the notes thereto) as of and for the period ended on the date of this representation and warranty, other than (i) liabilities or obligations that are adequately reflected, reserved for or disclosed in the Acquiror's Consolidated Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business of the Acquiror and its Subsidiaries since November 1, 1997, and (iii) liabilities or obligations the incurrence of which are not prohibited by Subsection 6.2(b) hereof.

      Section 5.8    No Material Adverse Effect; Conduct.

           (a) Since January 31, 1997, (i) no event or events (other than any event that is directly attributable to the prospect of consummation of the Merger or is of general application to all or a substantial portion of the Acquiror's industry and other than any event that is expressly subject to any other representation or warranty contained in this Article V) have, to the Knowledge of the Acquiror, occurred that, individually or in the aggregate, would constitute or cause a Material Adverse Effect on the Acquiror and (ii) there have not been any change or changes in the business condition (financial or other), results of operations, properties, assets or liabilities of the Acquiror or its Subsidiaries which would have in the aggregate a Material Adverse Effect on the Acquiror.

           (b) During the period from January 31, 1997 to the date of this Agreement, neither the Acquiror nor any of its Subsidiaries has engaged in any conduct that is proscribed during the period from the date of this Agreement to the Effective Time by subsections (i) through (viii) of Subsection 6.2(b) hereof or agreed in writing or otherwise during such period prior to the date of this Agreement to engage in any such conduct.

      Section 5.9 Litigation; Compliance with Laws. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Acquiror, threatened against the Acquiror or any of its Subsidiaries, at law or in equity, in any Court or before or by any Governmental Authority, except actions, suits or proceedings that (a) are set forth in Section 5.9 or any other Section of the Acquiror's Disclosure Letter or (b) in the aggregate, would not have a Material Adverse Effect on the Acquiror. Except as set forth in
 Section 5.9 of the Acquiror's Disclosure Letter, neither the Acquiror nor any of its Subsidiaries is subject to any written agreement, directive, memorandum of understanding or Order with or by any Court or Governmental Authority restricting its operation or requiring any Material actions. Except as set forth in Section 5.9 of the Acquiror's Disclosure Letter, the Acquiror and its Subsidiaries are in compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Acquiror or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Acquiror.

      Section 5.10 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by the Acquiror for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement to be filed by Acquiror with the SEC will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, and the Regulations promulgated thereunder. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Regulations thereunder.

      Section 5.11 Pooling; Tax Matters. To the Knowledge of the Acquiror after due investigation, neither the Acquiror nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent (a) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations and interpretations of the Commission or (b) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

      Section 5.12 Affiliates. Section 5.12 of the Acquiror's Disclosure Letter contains a true and complete list of all Persons who, to the Knowledge of the Acquiror, may be deemed to be Affiliates of the Acquiror, excluding all its Subsidiaries but including all directors and executive officers of the Acquiror.

      Section 5.13 Brokers. No broker, finder, investment banker or other Person (other than Adams, Harkness & Hill, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror.



      Section 5.14 Opinion of Financial Advisor. The Board of Directors of the Acquiror has received the opinion of Adams, Harkness & Hill, Inc., the Acquiror's financial advisor, substantially to the effect that the consideration to be received by the holders of the Company Common Stock in the Merger is fair to the Acquiror from a financial point of view, a copy of which has been provided to the Company.

      Section 5.15 Operations of Newco. Newco has been formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

      Section 5.16 Proposal to Acquire the Acquiror. As of the date hereof, there is not pending any bona fide proposal received by the Acquiror regarding any merger, consolidation, or reorganization of the Acquiror with any other Person as a result of which less than a majority of the combined voting power of the securities of the Person surviving such transaction would be held immediately after such transaction by all the holders of Acquiror Common Stock immediately prior to such transaction.


                                 ARTICLE VI

                                 COVENANTS

      Section 6.1    Affirmative Covenants.

           (a) Each of the Company and the Acquiror hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the other, it will and will cause its Subsidiaries to operate its business in the usual and ordinary course consistent with past practice and use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective key employees and preserve the goodwill of those having business relationships with it, including customers and suppliers. The Company further covenants and agrees that prior to the Effective Time, except as otherwise consented to in writing by the Acquiror, it will and will cause its Subsidiaries to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained, except in each case for any matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

           (b) Each of the Acquiror and Newco hereby covenants and agrees that, at the Effective Time, the certificate of incorporation and bylaws of Newco will contain indemnification provisions substantially identical to those currently contained in Newco's certificate of incorporation and bylaws.

      Section 6.2    Negative Covenants.

           (a) The Company covenants and agrees that, except as set forth in Subsection 6.2(a) of the Company's Disclosure Letter or except as expressly contemplated by this Agreement or otherwise consented to in writing by the Acquiror, from the date of this Agreement until the



      Effective Time, it will not do, and will not permit any of its Subsidiaries to do, any of the following:

                (i) (A) make any change in the compensation payable to or to become payable to any of its directors, officers or employees, except for changes in the ordinary course of business and consistent with past practice; (B) grant any severance or termination pay (other than pursuant to the normal severance policy of the Company or its Subsidiaries as in effect on the date of this Agreement) to, or enter into or amend any employment, severance, termination or other similar agreement, with, any director, officer or employee, either individually or as part of a class of similarly situated Persons; (C) establish, adopt or enter into any Employee Plan; (D) except as may be required by applicable Law and actions that are not inconsistent with the provisions of Section 7.8 of this Agreement, amend (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or any other actions permitted upon a change in control of such party or a filing under Section 13(d) or 14(d) of the Exchange Act with respect to such party) any of the Employee Plans of such Person; or (E) make any loans to any of its officers, directors or employees or make any changes in its existing borrowing or lending arrangements for or on behalf of any such Persons;

                (ii) declare or to pay any dividend on, or to make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company.

               (iii) (A) redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries; (B) effect any reorganization or recapitalization; or (C) split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests, other than intercompany transfers among the Company and its wholly-owned Subsidiaries or among such wholly-owned Subsidiaries;

                (iv) (A) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any shares of capital stock of, or other equity interests in, or any securities convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except for unissued shares reserved for issuance upon the exercise of outstanding employee stock options; (B) amend or otherwise modify the terms (as in effect on the date of this Agreement) of any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries the effect of which will be to make such terms more favorable to the holders thereof (except as may be required by ERISA or other applicable Laws); or (C) grant any Lien with respect to any shares of capital stock of, or other equity interests in, any Subsidiary of the Company;

                (v) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

                (vi) sell, lease, exchange or otherwise dispose of, or to grant any Lien (other than a Permitted Encumbrance) with respect to, any of the assets of the Company or any of its Subsidiaries that are Material to the Company or such Subsidiary, except for dispositions of assets and inventories in the ordinary course of business and consistent with past practice and dispositions of assets and incurrence of purchase money Liens incurred in connection with the original acquisition of assets and secured by the assets acquired in an amount not to exceed $250,000 in the aggregate;

                (vii) adopt any amendments to its certificate of incorporation or bylaws or other organizational documents;

               (viii) (A) change any of its methods of accounting in effect at December 31, 1996, except as may be required to comply with GAAP, (B) make or rescind any election relating to Taxes (other than any election that must be made periodically that is made consistent with past practice), (C) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the cost to the Company and its Subsidiaries of such settlements or compromises, individually or in the aggregate, does not exceed $250,000) or (D) change any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of the U.S. federal income tax returns for the taxable year ending
           December 31, 1996, except as may be required by Law;

                (ix) incur, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligations for borrowed money or purchase money indebtedness (other than purchase money indebtedness as to which Liens may be granted as permitted by Subsection 6.2(a)(vi) hereof) that are Material to the Company, whether or not evidenced by a note, bond, debenture or similar instrument, except drawings under credit/lease lines existing at the date of this Agreement, or otherwise in the ordinary course of business consistent with past practice (including purchase money indebtedness as to which Liens may be granted pursuant to Subsection 6.2(a)(vi) hereof);

                (x) release any third Person from its obligations under any existing standstill agreement relating to an Acquisition Proposal (as defined herein) or otherwise under any confidentiality agreement or similar agreement;

               (xi) enter into any Material Contract with any third Person (other than customers and vendors in the ordinary course of business) which provides for an exclusive arrangement with that third Person or is substantially more restrictive on the Company or any of its Subsidiaries or substantially less advantageous to the Company or any of its Subsidiaries than Material Contracts existing on the date hereof;

               (xii) propose, adopt, approve or implement any stockholder rights plan or similar agreements, which could have the effect of restricting, prohibiting, impeding or otherwise affecting the consummation of the transactions contemplated by this Agreement, the Voting Agreement or the Option Agreement, in each case by the respective parties thereto;

              (xiii) knowingly take or allow to be taken any action which would jeopardize the treatment of the Acquiror's acquisition of the Company as a pooling of interests for accounting purposes or knowingly take any action that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or

               (xiv) agree in writing or otherwise to do any of the foregoing.

           (b) The Acquiror covenants and agrees that, except as set forth in Subsection 6.2(b) of the Acquiror's Disclosure Letter or except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, it will not do, and will not permit any of its Subsidiaries to do, any of the following:

                (i) declare or to pay any dividend on, or to make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly-owned Subsidiary of such Person to such Person or another wholly-owned Subsidiary of such Person;

                (ii) (A) redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Acquiror or any of its Subsidiaries (other than (1) any such acquisition by the Acquiror or any of its wholly-owned Subsidiaries directly from any wholly-owned Subsidiary of the Acquiror in exchange for capital contributions or loans to such Subsidiary, (2) any repurchase, forfeiture or retirement of shares of Acquiror Common Stock or Acquiror Stock Options occurring pursuant to the terms (as in effect on the date of this Agreement) of any existing Employee Plan of the Acquiror or any of its Subsidiaries, (3) any periodic purchase of Acquiror Common Stock for allocation to employees' accounts occurring pursuant to the terms (as in effect on the date of this Agreement) of any existing Employee Plan of the Acquiror or any of its Subsidiaries and (4) any redemption, purchase or acquisition by a Subsidiary of the Acquiror that would not have a Material Adverse Effect on the Acquiror) or
           (B) effect any reorganization or recapitalization other than any reorganization or recapitalization that would not have a Material



           Adverse Effect on the ability of the Acquiror to perform its obligations under this Agreement;

               (iii) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Acquiror or any of its Subsidiaries, other than issuances of Acquiror Common Stock (A) upon the exercise of Acquiror Stock Options outstanding at the date of this Agreement in accordance with the terms thereof (as in effect on the date of this Agreement), (B) upon the expiration of any restrictions upon issuance of any grant existing at the date of this Agreement of restricted stock or stock bonus pursuant to the terms (as in effect on the date of this Agreement) of any Employee Plan of the Acquiror or any of its Subsidiaries, or (C) any periodic issuance of shares of Acquiror Common Stock or Acquiror Stock Options pursuant to the terms (as in effect on the date of this Agreement) of any Employee Plan of the Acquiror or any of its Subsidiaries, other than any such offer, sale, issuance or grant that would not have a Material Adverse Effect on the Acquiror or a Material Adverse Effect on the ability of the Acquiror to perform its obligations under this Agreement;

               (iv) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice and acquisitions of equity interests, assets and businesses that would not have a Material Adverse Effect on the Acquiror or the ability of the Acquiror to perform its obligations under this Agreement);

               (v) sell, lease, exchange or otherwise dispose of, or grant any Lien (other than a Permitted Encumbrance) with respect to, any of the assets of the Acquiror or any of its Subsidiaries that are Material to the Acquiror, except for dispositions of assets in the ordinary course of business and consistent with past practice and dispositions of assets and incurrences of Liens that would not have a Material Adverse Effect on the Acquiror or the ability of the Acquiror to perform its obligations under this Agreement;

               (vi) adopt any amendments to its charter or bylaws or other organizational documents that would alter the terms of the Acquiror's Common Stock or would have a Material Adverse Effect on the Acquiror or the ability of the Acquiror or Newco to perform its obligations under this Agreement;

              (vii) incur, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligations for borrowed money or purchase money indebtedness (other than purchase money indebtedness as to which Liens may be granted as permitted by Subsection 6.2(b)(v)) that are Material to the Acquiror, whether or not evidenced by a note, bond, debenture or similar instrument, except drawings under credit lines existing at the date of this Agreement, obligations incurred in the ordinary course of business consistent with past practice and obligations that would not have a Material Adverse Effect on the ability of the Acquiror to perform its obligations under this Agreement;

              (viii) knowingly take or allow to be taken any action which would jeopardize the treatment of the Acquiror's acquisition of the Company as a pooling of interests for accounting purposes or knowingly take any action that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or

                (ix) agree in writing or otherwise to do any of the foregoing.

      Section 6.3 No Solicitation. From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to Article IX hereof, the Company agrees that the Company and its Subsidiaries will not, and will cause their respective officers, directors, employees, other agents (including, without limitation, investment bankers, attorneys or accountants) not to, directly or indirectly, (i) take any action to solicit, initiate, encourage, enter into any agreement relating to or otherwise facilitate any offer or proposal for, or any indication of interest in an Acquisition Proposal, (ii) waive any provision of any standstill or similar agreements entered into by the Company of its Subsidiaries, or (iii) engage in or continue discussions or negotiations with or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, or disclose any nonpublic information relating to the Company or its Subsidiaries, respectively, or afford access to their respective properties, books or records, to any Person that may be considering making, or has made, an Acquisition Proposal. Notwithstanding the foregoing, (i) nothing contained in this Section 6.3 will prohibit the Board of Directors of the Company from (A) furnishing information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide proposal in writing by such Person with respect to an Acquisition Proposal, if, and only to the extent that (1) the Board of Directors of the Company, after consulting with outside legal counsel to the Company, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders imposed by Law and (2) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company provides written notice to the Acquiror to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person and the Company keeps Acquiror informed of the status of the principal financial terms of any such negotiations or discussions; or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal and (ii) taking the actions contemplated by (i) above under the circumstances described therein will not be deemed to be a breach of this Agreement.

      Section 6.4 Access and Information. Each of the parties will, and will cause its Subsidiaries to, (i) afford to the other party and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Representatives") reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to their books and records and
 (ii) furnish promptly to the other party and its Representatives such information concerning the business, properties, contracts, records and personnel of such party and its Subsidiaries (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of the other party. All information obtained by the Acquiror or the Company pursuant to this Section 6.4 shall be kept confidential in accordance with the Confidentiality Agreement dated February 5, 1998, as the same has been amended to date, between the Acquiror and the Company.


                                ARTICLE VII

                           ADDITIONAL AGREEMENTS

      Section 7.1    Meeting of Stockholders.

           (a) The Company, acting through its Board of Directors, shall, in accordance with the DGCL and its certificate of incorporation and bylaws promptly and duly call, give notice of, convene and hold on the same date and at the same time as the Acquiror's Stockholders' Meeting (as defined herein), a special meeting of the Company's stockholders to consider approval and adoption of this Agreement and the Merger (the "Company Stockholders' Meeting"), and the Company shall consult with the Acquiror in connection therewith. Except as may be otherwise required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders imposed by Law as set forth in
      Section 6.3 hereof, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company and include in the Registration Statement and Proxy Statement a copy of such recommendations. Except as the Board of Directors of the Company, after consultation with outside legal counsel, shall determine in good faith to be required to comply with its fiduciary duty to stockholders imposed by law as set forth in Section 6.3, the Company shall use all reasonable efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by the DGCL and its certificate of incorporation and bylaws to approve and adopt this Agreement and the Merger.

           (b) The Acquiror, acting through its Board of Directors, shall, in accordance with the MGCL and its articles of incorporation and bylaws promptly and duly call, give notice of, convene and hold, on the same date and at the same time as the Company's Stockholders' Meeting, a special meeting of the Acquiror's stockholders to consider approval of the issuance of the shares of Acquiror Common Stock contemplated by this Agreement (the "Acquiror's Stockholders' Meeting", and together, with the Company Stockholders' Meeting, the "Stockholders' Meetings") and the Acquiror shall consult with the Company in connection therewith. Except as the Board of Directors of the Acquiror, after consultation with outside legal counsel, shall determine in good faith to be required to comply with its fiduciary duty to stockholders imposed by Law, the Board of Directors of the Acquiror shall recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Acquiror and include in the Registration Statement and Proxy Statement a copy of such recommendation. Except as the Board of Directors, after consultation with outside legal counsel, shall determine in good faith to be required to comply with its fiduciary duty to stockholders imposed by Law, the Acquiror shall use all reasonable efforts to solicit from stockholders of the Acquiror proxies in favor of the issuance of such shares of Acquiror Common Stock and to secure the vote or consent of stockholders required by the NYSE and its articles of incorporation and bylaws to approve such issuance.

      Section 7.2    Registration Statement; Proxy Statements.

           (a) As promptly as practicable after the execution of this Agreement, the Acquiror Companies will prepare and file with the Commission the Registration Statement and Proxy Statement. Each of the Acquiror Companies and the Company will use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and will take any action required to be taken under any applicable federal or state securities Laws in connection with the issuance of shares of Acquiror Common Stock in the Merger. The Acquiror Companies will use all reasonable efforts to cause the Registration Statement to remain effective through the Effective Time. Each of the Acquiror Companies and the Company will furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have become effective, the Company and the Acquiror will each mail the Proxy Statement to its respective stockholders entitled to notice of and to vote at the Company Stockholders' Meeting or the Acquiror Stockholders' Meeting, as applicable. Except as the Company's Board of Directors may otherwise determine in good faith, after consultation with outside counsel, to be necessary to comply with its fiduciary duty to stockholders as imposed by Law, the Proxy Statement will include the recommendation of the Company's Board of Directors in favor of the Merger. Except as the Acquiror's Board of Directors may otherwise determine in good faith, after consultation with outside counsel, to be necessary to comply with its fiduciary duty to stockholders as imposed by Law, the Proxy Statement will include the recommendation of the Acquiror's Board of Directors in favor of the issuance of shares of Acquiror Common Stock pursuant to the Merger. Subject in each case to compliance with their fiduciary duties to their stockholders, at the other's Stockholders' Meetings, each of the Acquiror and the Company shall vote in favor of approval and adoption of this Agreement or the issuance of Acquiror Common Stock in the Merger, as applicable, all Acquiror Common Stock or Company Common Stock, as the case may be, as to which it holds proxies at such time.

           (b) If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Affiliates, or its or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company will promptly inform the Acquiror, and the Company will undertake to amend or supplement the Proxy Statement accordingly.

           (c) If at any time prior to the Effective Time any event or circumstance relating to the Acquiror or any of its Affiliates, or to their respective officers or directors, should be discovered by the Acquiror that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Acquiror will promptly inform the Company, and they will undertake to amend or supplement the Registration Statement, the prospectus contained therein and/or the Proxy Statement accordingly.

           (d) No amendment or supplement to the Registration Statement or the Proxy Statement will be made by the Acquiror or the Company without prior consultation with the other party. The Acquiror and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order suspending the effectiveness of the Registration Statement or the solicitation of proxies pursuant to the Proxy Statement, the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the staff of the Commission for amendment of the Registration Statement or the Proxy Statement, the receipt from the staff of the Commission of comments thereon or any request by the staff of the Commission for additional information with respect thereto.

      Section 7.3    Appropriate Action; Consents; Filings.

           (a) The Company and the Acquiror will each use all reasonable efforts (i) to take, or to cause to be taken, all appropriate action, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any Governmental Authorities any Permits or Orders required to be obtained by the Acquiror or the Company or any of their Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act, and
      (C) any other applicable Law; provided that the Acquiror and the Company will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Acquiror will furnish all information required for any application or other filing to be made pursuant to any applicable Law or any applicable Regulations of any Governmental Authority (including all information required to be included in the Proxy Statement or the Registration Statement) in connection with the transactions contemplated by this Agreement.

           (b) Each of the Company and the Acquiror will give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Authority in connection with the Merger,
      (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting the Company, the Acquiror or their respective Subsidiaries that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Material Contract of the Acquiror or Material Contract of the Company; and (v) any change that is reasonably likely to have a Material Adverse Effect on the Company or the Acquiror or is likely to delay or impede the ability of either the Acquiror or the Company to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein.

           (c) The Acquiror Companies and the Company agree to cooperate and use all reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) of any Court of Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement. Each of the Acquiror Companies and the Company also agree to take any and all actions, including the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by any Court or Governmental Authority as a condition to the granting of any Permit or Order necessary for the consummation of the Merger or as may be required to avoid, lift, vacate or reverse any legislative or judicial action which would otherwise cause any condition to Closing not to be satisfied; provided, however, that in no event will either party be required to take, any action that would have an Material Adverse Effect on such party.

           (d) (i) Each of the Company and Acquiror will give (or will cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any consents from third Persons
           (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or
           (C) required to prevent a Material Adverse Effect on the Company or the Acquiror from occurring prior to or after the Effective Time.

                (ii) If any party shall fail to obtain any consent from a third Person described in Subsection 7.3(d)(i) above, such party will use all reasonable efforts, and will take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Acquiror, their respective Subsidiaries, and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

      Section 7.4    Affiliates; Pooling; Tax Treatment.

           (a) The Company will use all reasonable efforts to obtain an executed letter agreement substantially in the form of Annex C hereto from (i) each Person identified in Section 4.20 of the Company's Disclosure Letter within 15 days following the execution and delivery of this Agreement and (ii) from any Person who may be deemed to have become an Affiliate of the Company after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status.

           (b) The Acquiror will use all reasonable efforts to obtain an executed letter agreement substantially in the form of Annex D hereto from (i) each Person identified in Section 5.12 of the Acquiror's Disclosure Letter within 15 days following the execution and delivery of this Agreement and (ii) from any Person who may be deemed to have become an Affiliate of the Acquiror after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status.

           (c) The Acquiror Companies will not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of the Company who may be Affiliates of the Company pursuant to Rule 145 under the Securities Act.

           (d) Each party hereto will use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a "pooling of interests" and will not take, and will use all reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from being treated for financial accounting purposes as a "pooling of interests" under GAAP.

           (e) The parties hereto intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto shall, and shall cause its respective
      Subsidiaries to, and shall use its reasonable best efforts to cause the Merger to so qualify.

      Section 7.5 Public Announcements. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

      Section 7.6 Stock Exchange Listing. The Acquiror will use all reasonable efforts to cause the shares of Acquiror Common Stock (and the associated Acquiror Rights) to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the NYSE prior to the Effective Time. To the Knowledge of the Acquiror, there are no facts and circumstances that would preclude the Acquiror Common Stock (and the associated Acquiror Rights) to be issued in the Merger from being approved for listing on the NYSE.

      Section 7.7    Employee Benefit Plans.

           (a) Except for obligations of the Company and its ERISA Affiliates that are in violation of the provisions of Subsection 6.2(a) hereof, the Acquiror hereby acknowledges and agrees to honor and to cause the Surviving Corporation and its Subsidiaries to honor and perform all obligations of the Surviving Corporation and its Subsidiaries (including COBRA obligations) under all Employee Plans of the Company and its Subsidiaries, in accordance with their terms, including without limitation, the Indemnification Agreements set forth in Subsection 4.13 of the Company's Disclosure Letter.

           (b) The Acquiror will cause the Surviving Corporation to maintain through December 31, 1998 (the "Benefit Continuation Period"), the Employee Plans of the Company and its Subsidiaries set forth in Subsection 4.14(i) of the Company's Disclosure Letter, substantially as in effect immediately prior to the Effective Time.

           (c) From and after the Effective Time, including the Benefit Continuation Period, the Acquiror will grant to all individuals who are employed by the Company or its Subsidiaries on the Closing Date credit for all their service prior to the Effective Time with the Company and its Subsidiaries (and the respective predecessors of such entities) under all Employee Plans of the Acquiror and its Subsidiaries in which such employees will become eligible to participate, as if such service was service with the Acquiror or any Subsidiary thereof. With respect to individuals who are employed by the Company or its Subsidiaries as of the Effective Time, Acquiror will waive all actively-at-work requirements and pre-existing condition limitations or exclusions under the Welfare Plans of the Acquiror and its Subsidiaries which provide medical, dental, or vision benefits or coverage (provided, however, that no such waiver will apply to a pre-existing condition of any employee of the Company or its Subsidiaries who was, as of the Effective Time, excluded from participation in a similar Welfare Plan of the Company or its Subsidiaries due to such pre-existing condition). Furthermore, any covered expenses incurred on or before the Effective Time by an employee (or a covered dependent thereof) of the Company or its Subsidiaries under the Welfare Plans of the Company and its Subsidiaries which provide medical, dental, or vision benefits or coverage will be taken into account for purposes of satisfying any applicable deductible, coinsurance, and out-of-pocket maximum provisions under the Welfare Plans of the Acquiror and its Subsidiaries.

      Section 7.8    Indemnification of Directors and Officers.

           (a) Until six (6) years from the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation as in effect immediately after the Effective Time will not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of the Company thereunder, to reduce or limit the ability of the Company to indemnify such Persons, or to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. The Surviving Corporation will at all times exercise the powers granted to it by its certificate of incorporation, its bylaws and applicable Law to indemnify to the fullest extent possible the present and former directors, officers, employees and agents of the Company against claims made against them arising from their service in such capacities prior to the Effective Time.

           (b) If any claim or claims shall, subsequent to the Effective Time and within six (6) years thereafter, be made against any present or former director, officer, employee or agent of the Company based on or arising out of the services of such Person prior to the Effective Time in the capacity of such Person as a director, officer, employee or agent of the Company, the provisions of Subsection 7.8(a) hereof respecting the certificate of incorporation and bylaws of the Surviving Corporation will continue in effect until the final disposition of all such claims.

           (c) The Acquiror hereby agrees after the Effective Time to guarantee the payment of the Surviving Corporation's indemnification obligations described in Subsection 7.8(a) hereof.

           (d)  Notwithstanding subsection (a), (b) or (c) of this
      Section 7.8, the Acquiror and the Surviving Corporation will be released from the obligations imposed by such subsection if the Acquiror will assume the obligations of the Surviving Corporation thereunder by operation of Law or otherwise. Notwithstanding anything to the contrary in this Section 7.8, neither the Acquiror nor the Surviving Corporation will be liable for any settlement effected without its written consent, which will not be unreasonably withheld or delayed.

           (e)  The Acquiror will cause to be maintained in effect until six
      (6) years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company (or substitute policies providing at least the same coverage and limits and containing terms and conditions that are not materially less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event will the Acquiror or the Surviving Corporation be required to expend more than two hundred percent (200%) of the current annual premiums paid by the Company for such insurance; provided, further, that, if the Acquiror or the Surviving Corporation is unable to obtain insurance for any period for two hundred percent (200%) of the current annual premiums, then the obligation of the Acquiror and the Surviving Corporation pursuant hereto will be to obtain the best coverage reasonably available under the circumstances subject to the foregoing limitations on premiums.

           (f) The provisions of this Section 7.8 are intended to be for the benefit of, and will be enforceable by, each Person entitled to indemnification hereunder and the heirs and representatives of such Person.

           (g) The Acquiror will not, and will not permit the Surviving Corporation to, merge or consolidate with any other Person unless the Surviving Corporation will ensure that the surviving or resulting entity assumes the obligations imposed by subsections (a), (b), (c) and (e) of this Section 7.8.

      Section 7.9 Newco. Prior to the Effective Time, Newco will not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than the minimum amount of cash required to be paid to Newco for the valid issuance of its stock to the Acquiror). The Acquiror will take all action necessary to cause Newco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

      Section 7.10 Event Notices. From and after the date of this Agreement until the Effective Time, each party hereto will promptly notify the other party hereto of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and
 (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 7.10 will cure any breach of any representation or warranty of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

      Section 7.11   Assumption of Obligations to Issue Stock.

           (a) At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding Company Stock Option shall become an option to purchase that number of shares of Acquiror Common Stock (and associated Acquiror Rights) obtained by multiplying the number of shares of Company Common Stock issuable upon the exercise of such option by the Exchange Ratio at an exercise price per share equal to the per share exercise price of such option divided by the Exchange Ratio and otherwise upon the same terms and conditions as such outstanding options to purchase Company Common Stock; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of the qualifications under Section 422 or 423 of the Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in a manner that complies with Section 424(a) of the Code.

           (b) On or prior to the Effective Time, the Company shall take or cause to be taken all such actions, reasonably satisfactory to the Acquiror, as may be necessary or desirable in order to authorize the transactions contemplated by Subsection 7.11(a) hereof. Except as provided in this Agreement or pursuant to the provisions of any Company Option Plans or employee or director stock option agreement as in effect on the date hereof, from the date hereof the Company will not accelerate the vesting or exercisability of or otherwise modify the terms and conditions applicable to the Company Stock Options.

           (c) The Acquiror shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock (and associated Acquiror Rights) for delivery upon exercise of the Company Stock Options.

           (d) As promptly as practicable after the Effective Time, the Acquiror shall file one or more Registration Statements on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Acquiror Common Stock (and associated Acquiror Rights) subject to the Company Stock Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding and to comply with applicable state securities and blue sky laws.

      Section 7.12 Real Estate Transfer Tax Returns. The Company shall cooperate with the Acquiror and Newco in the preparation and filing of any Tax Return required to be filed with any tax authority with respect to any transfer or deemed transfer of the beneficial ownership of the Company's real property, including supplying in a timely manner a complete list of all real property interests held by the Company and any information with respect to such property that is reasonably necessary to complete any such Tax Return. The fair market value of any such real property shall be determined by the Acquiror.

      Section 7.13 Acquiror's Board of Directors and Officers. Acquiror shall take all steps necessary to cause (i) the size of the Acquiror's Board of Directors to be expanded to a number no larger than eight and (ii) the appointment as of the Effective Time of L.J. Sevin, Dietrich Erdmann and Alan R. Schuele to the Board of Directors of Acquiror, or any substitute for such persons as shall be selected prior to the Effective Time by the Company's Board of Directors and as shall be reasonably acceptable to Acquiror, Acquiror shall use its best efforts to cause Messrs. Sevin, Erdmann and Schuele to be nominated to the Acquiror's Board of Directors at the Acquiror's next annual meeting and solicit, in good faith and with reasonable diligence, proxies in support of such nomination. At such annual meeting Mr. Sevin shall be nominated to term of office expiring at the annual meeting of the Acquiror's stockholders to be held in 1999. Mr. Erdmann shall be nominated to term of office expiring at the annual meeting of the Acquiror's stockholders to be held in 2000 and Mr. Schuele shall be nominated to term of office expiring at the annual meeting of the Acquiror's stockholders to be held in 2001. Acquiror shall take all steps necessary to cause the appointment as of the Effective Time of Mr. Schuele to the office of President and Chief Operating Officer of Acquiror.



                                ARTICLE VIII

                             CLOSING CONDITIONS

      Section 8.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby will be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the party entitled to the benefit thereof, in whole or in part, to the extent permitted by applicable Law:

           (a) Effectiveness of the Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be pending before or threatened and no proceedings for that purpose shall be in effect by the Commission.

           (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL and the certificate of incorporation and by-laws of the Company. The issuance of shares of Acquiror Common Stock pursuant to this Agreement shall have been approved by the requisite vote of the stockholders of the Acquiror in accordance with the requirements of the NYSE and the articles of incorporation and bylaws of the Acquiror.

           (c) No Order. No Court or Governmental Authority having jurisdiction over the Company or the Acquiror shall have enacted, issued, promulgated, enforced or entered any Law, Regulation or Order (whether temporary, preliminary or permanent) which is then in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

           (d) Regulatory Approvals. All approvals and consents of applicable Courts or Governmental Authorities required to consummate the Merger which the failure to obtain would have a Material Adverse Effect on the Acquiror or the Surviving Corporation shall have been received and all applicable waiting periods shall have expired or been terminated.

           (e) Stock Exchange Listing. The shares of Acquiror Common Stock (and the associated Acquiror Rights) to be issued pursuant to the Merger shall have been approved for listing, subject to official notice of issuance, on the NYSE.

           (f) Pooling of Interests. The Acquiror shall have been advised in writing by Coopers & Lybrand L.L.P. as of the date upon which the Effective Time is to occur that such firm concurs with the management of Acquiror that there is no reason why the Merger cannot be treated for financial accounting purposes as a "pooling of interests" under GAAP. The Company shall have been advised in writing by Ernst & Young L.L.P. as of the date upon which the Effective Time is to occur that such firm concurs with the management of the Company that there is no reason why the Merger cannot be treated for financial accounting purposes as a "pooling of interests" under GAAP.

      Section 8.2 Additional Conditions to Obligations of the Acquiror Companies. The obligations of the Acquiror Companies to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any or all of which may be waived by the Acquiror Companies, in whole or in part, to the extent permitted by applicable Law:

           (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement to the extent it is qualified as to Material Adverse Effect shall be true and correct and each such representation and warranty to the extent that it is not so qualified shall be true and correct (without regard to any other materiality qualification) such that the aggregate effect of any inaccuracies in such representations and warranties will not have a Material Adverse Effect on the Company, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Acquiror Companies shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the date of the Effective Time, to such effect.

           (b) Agreements and Covenants. The Company shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Acquiror Companies shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the date of the Effective Time, to such effect.

           (c) Tax Opinion. The Acquiror shall have received the opinion of its tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of the Acquiror, Newco and the Company, in each case, in form and substance reasonably satisfactory to Skadden, Arps, Slate, Meagher & Flom LLP. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

      Section 8.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

           (a) Representations and Warranties. Each of the representations and warranties of the Acquiror Companies contained in this Agreement to the extent it is qualified as to Material Adverse Effect shall be true and correct and each such representation and warranty to the extent that it is not so qualified shall be true and correct (without regard to any other materiality qualification) such that the aggregate effect of any inaccuracies in such representations and warranties will not have a Material Adverse Effect on the Acquiror Companies, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Company shall have received a certificate of the President and the Chief Financial Officer of each of the Acquiror Companies, dated the date of the Effective Time, to such effect.

           (b) Agreements and Covenants. The Acquiror Companies shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time. The Company shall have received a certificate of the President and the Chief Financial Officer of each of the Acquiror Companies, dated the date of the Effective Time, to such effect.

           (c) Tax Opinion. The Company shall have received the opinion of its tax counsel, Winstead Sechrest & Minick P.C., to the effect that the Merger will qualify as a reorganization within the meaning of
      Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of the Acquiror, Newco and the Company, in each case, in form and substance reasonably satisfactory to Winstead Sechrest & Minick P.C. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.


                                 ARTICLE IX

                     TERMINATION, AMENDMENT AND WAIVER

      Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

           (a)  by mutual consent of the Acquiror and the Company;

           (b) by the Acquiror, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Subsection 8.2(a) or Subsection 8.2(b) would not be satisfied (a "Terminating Company Breach"); provided that, if such Terminating Company Breach is curable by the Company through the exercise of reasonable efforts, provided the Company continues to exercise such reasonable efforts, the Acquiror may not terminate this Agreement under this Subsection 9.1(b) unless such Terminating Company Breach is not cured within 20 days after written notice of such breach is given by the Acquiror to the Company;

           (c) by the Company, upon breach of any covenant or agreement on the part of the Acquiror Companies set forth in this Agreement, or if any representation or warranty of the Acquiror Companies shall have become untrue, in either case such that the conditions set forth in Subsection 8.3(a) or Subsection 8.3(b) would not be satisfied (a "Terminating Acquiror Breach"); provided that, if such Terminating Acquiror Breach is curable by the Acquiror Companies through the exercise of their reasonable efforts, provided the Acquiror Companies continue to exercise such reasonable efforts, the Company may not terminate this Agreement under this Subsection 9.1(c) unless such Terminating Acquiror Breach is not cured within 20 days after written notice of such breach is given by the Company to the Acquiror;



           (d) by either Acquiror or the Company, if there shall be any Order which is final and nonappealable permanently enjoining, restraining or prohibiting the consummation of the Merger, unless the party relying on such Order has not complied with its obligations under Section 7.3 hereof;

           (e) by either Acquiror or the Company, if the Merger shall not have been consummated before October 31, 1998; unless the party seeking to terminate this Agreement has not complied with its obligations under Section 7.3 hereof, provided, however, that the right to terminate this Agreement under this Subsection 9.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

           (f) by either Acquiror or the Company, if this Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders' Meeting;

           (g) by either Acquiror or the Company if the issuance of Acquiror Common Stock pursuant to this Agreement shall fail to receive the requisite vote for approval by the stockholders of Acquiror at the Acquiror's Stockholders' Meeting;

           (h) by the Company, if the Pre-Closing Average Price is less than $12.00 per share;

           (i)  by the Acquiror, if the Board of Directors of the Company
      (i) fails to recommend approval and adoption of this Agreement and the Merger by the stockholders of the Company or withdraws or modifies (or publicly announces an intention to withdraw or modify) in any adverse manner its approval or recommendation of this Agreement or the Merger;
      (ii) makes any recommendation with respect to any Acquisition Proposal other than a recommendation to reject such Acquisition Proposal; (iii) takes any action prohibited by Section 6.3, or which would be prohibited by Section 6.3 but for the second sentence thereof; (iv) enters into any agreement relating to an Acquisition Proposal other than this Agreement or the Option Agreement; or (v) resolves to do any of the foregoing; and

           (j) by the Company, if the Board of Directors of the Acquiror fails to recommend approval of the issuance of shares of Acquiror Common Stock pursuant to this Agreement by the stockholders of the Acquiror or withdraws or modifies (or publicly announces an intention to withdraw or modify) its approval and recommendation in a manner materially adverse to the Company or shall have resolved to do any of the foregoing;

      The right of any party hereto to terminate this Agreement pursuant to this Section 9.1 hereof will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.







      Section 9.2    Effect of Termination.

           (a) In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement will forthwith become void, and there will be no liability on the part of the Acquiror Companies or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except
      (i) as set forth in this Section 9.2 and in Section 10.1 hereof and
      (ii) nothing herein will relieve any party from liability for any breach of this Agreement.

           (b) If this Agreement is terminated (i) by the Acquiror pursuant to clause (i) of Subsection 9.1(i) hereof (except under circumstances which would permit the Company to terminate this Agreement under Subsection 9.1(h)); (ii) by the Acquiror pursuant to Subsection 9.1(i) hereof under any circumstances other than those described in clause
      (i) of this Subsection 9.2(b); (iii) by Acquiror or Company pursuant to Subsection 9.1(f) hereof because of the failure to obtain the required approval from the Company stockholders and at the time of such termination or prior to the Company Stockholders' Meeting there shall have been an Acquisition Proposal (whether or not such offer, proposal, announcement or agreement shall have been rejected or shall have been withdrawn prior to the time of such termination or of the Company Stockholders' Meeting); or (iv) by Acquiror as a result of Company's material breach of Section 7.3 or Subsection 7.1(a) hereof, the Company shall promptly pay to Acquiror or the Company by wire transfer of same day funds not later than two Business Days after the date of such termination a termination fee of $4,528,000 (the "Termination Fee") provided, however, that if this Agreement is terminated by Acquiror or the Company pursuant to Subsection 9.1(f) hereof under the circumstances described in Subsection 9.2(b)(ii) hereof, and at the time of such termination the stockholders of the Acquiror shall have failed to approve the issuance of Acquiror Common Stock pursuant to this Agreement, the Acquiror shall not be entitled to the Termination Fee.

           (c) If this Agreement is terminated by the Company pursuant to Subsection 9.1(i) hereof, and at the time of such termination there shall have been an Acquiror Acquisition Proposal (whether or not such offer, proposal, announcement or agreement shall have been rejected or shall have been withdrawn prior to the time of such termination), and the stockholders of Acquiror shall have failed to approve the issuance of Acquiror Common Stock pursuant this Agreement, the Acquiror shall promptly pay to the Company by wire transfer of same day funds not later than two Business Days after the date of such termination a termination fee of $2,000,000.

      Section 9.3 Amendment. Subject to the requirements of Law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock will be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      Section 9.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 9.4, the Acquiror Companies will be deemed to be one party.

      Section 9.5 Expenses. All Expenses incurred by the parties hereto will be borne solely and entirely by the party which has incurred such Expenses; provided, however, that the allocable share of the Acquiror Companies as a group and the Company for all Expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all Commission and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement will be one-half each; and provided, further, that the Acquiror may, at its option, pay any Expenses of the Company that are solely and directly related to the Merger.


                                 ARTICLE X

                             GENERAL PROVISIONS

      Section 10.1   Effectiveness of Representations, Warranties and
 Agreements.

           (a) Except as set forth in Subsection 10.1(b) of this Agreement, the representations, warranties and agreements of each party hereto will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

           (b) The representations, warranties and agreements in this Agreement will terminate at the Effective Time or upon the termination of this Agreement pursuant to Article IX hereof, except that the agreements set forth in Articles II and III and Sections 7.7, 7.8,
      7.11 and 7.13 hereof will survive the Effective Time and those set forth in Sections 7.5 and 9.2 and Article X hereof will survive termination.

      Section 10.2 Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

           (a)  If to any of the Acquiror Companies, to:

                Unitrode Corporation
                7 Continental Boulevard
                Merrimack, New Hampshire 03054-4334
                Attention: Allan R. Campbell, Esq.
                Telecopier No.: (603) 429-8771

           with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                One Beacon Street
                Boston, Massachusetts  02108
                Attention: Margaret A. Brown, Esq.


                Telecopier No.: (617) 573-4822

      (b)  If to the Company, to:

                BENCHMARQ Microelectronics, Inc.
                17919 Waterview Parkway
                Dallas, Texas 75252
                Attention: Alan R. Schuele
                Telecopier No.: (972) 437-9198

            with a copy to:

                Winstead Sechrest & Minick P.C
                5400 Renaissance Tower
                1201 Elm Street
                Dallas, Texas  75270
                Attention:  Robert E. Crawford, Jr., Esq.
                Telecopier No.:  (214) 745-5390

           and

                Brobeck Phleger & Harrison LLP
                Spear Street Tower 26th Floor
                One Market
                San Francisco, CA  94105
                Attention:  Steve L. Camahort, Esq.
                Telecopier No.:  (415) 442-1010

 or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telecopier will be deemed delivered on the day the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set out above will be deemed delivered three days after the date the same is postmarked.

      Section 10.3 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

      Section 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      Section 10.5 Entire Agreement. This Agreement (together with the Voting Agreement and Option Agreement) constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings (other than that certain Mutual Confidentiality Agreement, dated as of February 5, 1998, executed by the Acquiror and the Company), both written and oral, among the parties, with respect to the subject matter hereof.

      Section 10.6 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the prior written consent of each of the parties hereto.



      Section 10.7 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and, other than pursuant to Section 7.7, 7.8, 7.11 and 7.13 hereof, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      Section 10.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

      Section 10.9 Governing Law. THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUSIVE OF CONFLICTS OF LAW PRINCIPLES). COURTS WITHIN THE STATE OF DELAWARE WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY'S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

      Section 10.10 Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.





























      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                        UNITRODE CORPORATION


                                       By: /s/ Robert J. Richardson
                                           _______________________________

                                           Name: Robert J. Richardson
                                           Title: President and Chief
                                                  Executive Officer


                                       MERRIMACK CORPORATION


                                       By: /s/ Robert J. Richardson
                                           _______________________________

                                           Name: Robert J. Richardson
                                           Title: President and Chief
                                                  Executive Officer


                                       BENCHMARQ MICROELECTRONICS, INC.


                                       By: /s/ Alan R. Schuele
                                           _______________________________

                                           Name: Alan R. Schuele
                                           Title: President and Chief

                                                  Executive Officer